Exhibit 10.14

FULL SERVICE LEASE AGREEMENT FOR OFFICE

THIS FULL SERVICE LEASE AGREEMENT FOR OFFICE is made as of the Lease Date set forth in the Basic Lease Data Section, by and between SUMMIT PLACE I, LLC, a Missouri limited liability company (“Landlord”), and TIME WARNER TELECOM HOLDINGS INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord is in the process of constructing an office building on the Property, which Property is located in the development known as WingHaven in the City of O’Fallon, Missouri;

B. Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the Premises as described in the Basic Lease Data.

AGREEMENT:

NOW, THEREFORE, Landlord and Tenant, in consideration of the premises and of the mutual duties and obligations undertaken by Landlord and Tenant as set forth in this Lease, hereby agree as follows:

1. Lease of Premises; Use.

A. Subject to the terms, covenants and conditions of this Lease, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord.

B. Tenant shall use and occupy the Premises for the Permitted Use as described in the Basic Lease Data, and for no other use. All uses of the Premises by Tenant shall be in accordance with all applicable zoning laws and shall not require parking beyond the number of parking spaces allocated to Tenant under this Lease. Tenant may not use the Premises in any manner not permitted in this Section 1.B. Tenant at Tenant’s expense shall obtain all permits, licenses and other consents required for Tenant’s activities, and Landlord makes no representations that Tenant will be able to obtain all required permits, licenses and other consents that are needed. Notwithstanding the foregoing, Landlord shall solely be responsible to secure all construction approvals and building permits as relates to the 1.) base building, 2.) base interior work and 3.) Tenant Improvements (defined below), all as set forth in Section 2 below.

C. Tenant shall have the right to select its own architect (the “Tenant Measurement Architect”) for the purpose of verifying the measurement of the Building and the Premises in accordance with the ANSI-BOMA 265-1-1996 method of measurement. The initial verification of the space must be conducted upon completion of the base building and shell construction documents and the final verification of the space must be completed within thirty (30) days of Tenant’s execution of this Lease. If the rentable square footage calculated by the Tenant Measurement Architect differs from the rentable square footage calculated by Landlord by less than one and one-half percent (1.5%), then Landlord’s measurement shall be accepted by

Tenant. If the rentable square footage calculated by the Tenant Measurement Architect differs from the rentable square footage calculated by Landlord by one and one-half percent (1.5%) or more, Landlord and/or Landlord’s architect shall work with the Tenant Measurement Architect to agree upon the measurement of the Building and the Premises. If the Tenant Measurement Architect and Landlord and/or Landlord’s architect cannot agree upon said measurement within five (5) business days, then Landlord or Landlord’s architect and the Tenant Measurement Architect shall jointly select a third architect to conduct an independent measurement of either or both the Building and the Premises about which measurement or measurements the Tenant Measurement Architect and Landlord differed. The two (2) measurements out of the three (3) measurements closest in area shall be averaged and that average measurement shall be binding on Landlord and Tenant for purposes of determining the rentable square footage of the Building and/or the Premises under the terms of this Lease. Landlord and Tenant shall equally share the cost of the engagement of the third independent architect. Once the Building measurements are determined pursuant to the foregoing procedure, such Building measurements shall be deemed final and not subject to any changes during the Initial Lease Term, as it may be extended (other than changes necessary if space is added to or subtracted from either the Building or the Premises).

D. Tenant’s rights are subject to all restrictions, indentures, covenants, easements, rights-of-way of record, if any, and applicable zoning regulations. The zoning classification for the Property is currently HTCD (High Tech Corridor District). Notwithstanding the foregoing, Landlord warrants to Tenant that those specific uses as are set forth in clause (i) of item number 7 of the Basic Lease Data are permissible under all current state, county, and local laws and governance (including land use covenants) as relates to the Building, provided, however, that wireless telecommunication facilities that include new or modified wireless telecommunication support structures require a conditional use permit. Further notwithstanding the foregoing, Landlord agrees that at no time during the Initial Lease Term, as it may be extended, shall Landlord undertake, or cooperate with any rezoning of the Building in any manner which would materially reduce or restrict Tenant’s permitted uses as set forth in clause (i) of item of 7 of the Basic Lease Data, except to the extent required by law.

E. Promptly after the necessary information is available, Landlord and Tenant shall execute a written memorandum setting forth the Commencement Date, the expiration date, the Rent Commencement Date, the number of rentable square feet in the Premises and the Building, the Base Rent, Tenant’s Proportionate Share, Tenant’s acceptance of the Landlord’s Base Interior Work and the Tenant Improvements, and such other factual matters as Landlord or Tenant shall reasonably request.

2. Construction of Building, Landlord’s Base Interior Work, Tenant Improvements and Tenant Access For Work By Tenant.

A. Landlord shall construct and deliver the base Building and parking areas (including all base building operating systems, structural elements, site work, parking areas, all landscaping), and Landlord’s Base Interior Work (defined below) to the Premises, at the sole cost and expense of Landlord, without any of such development or construction costs being part of Building operating costs or being deducted from the Tenant Allowance. The term “Base Interior

Work” shall mean the work which is described on Exhibit C to this Lease and is being performed with respect to the Premises. Paric Corporation shall provide the warranties on the Base Interior Work and the Tenant Improvements for twelve (12) months following the Substantial Completion Date (defined below), and said improvements shall be constructed in good and workmanlike manner and in compliance with all Applicable Laws and building codes. With respect to the warranty for the Base Interior Work, notwithstanding any provision in this Lease to the contrary, it is understood and agreed that the one year warranty shall apply only to those items of Base Interior Work listed on Exhibit C.

B. The term “Tenant Improvements” shall refer to the tenant finish work described in the construction drawings attached as Exhibit D to this Lease and any additional tenant finish work that is approved by Landlord and Tenant pursuant to the procedures described in Exhibit E to this Lease (Landlord’s approval not to be unreasonably withheld, conditioned, or delayed), but it shall not include any other Tenant improvements. Landlord shall hire Paric Corporation to complete the Tenant Improvements upon the terms set forth in Exhibit E.

C. Tenant shall pay all costs and expenses associated with designing and constructing the Tenant Improvements, provided, however, Landlord has agreed to first apply the Tenant Improvement Allowance and then the Additional Tenant Improvement Allowance to the extent elected for use by Tenant as described in the Basic Lease Data Section toward payment of the cost of the Tenant Improvements (provided such Allowances may only be used to pay Permitted Expenditures as defined on Exhibit E). Landlord shall complete the Tenant Improvements in accordance with the construction drawings attached as Exhibit D to this Lease, all of which have been approved by Landlord and Tenant (such approved plans, specifications and drawings are collectively referred to as the “Final Plans”).

D. If the amount of the actual costs for the Tenant Improvements are greater than the amount of the Tenant Improvement Allowance, then at Tenant’s option, Landlord will finance the amount by which the actual costs exceed the Tenant Improvement Allowance up to a maximum of Fifteen Dollars and No Cents ($15.00) per RSF of the Premises (the “Additional Tenant Improvement Allowance”). Tenant shall be deemed to have irrevocably waived its right to an Additional Tenant Improvement Allowance, if Landlord has not received from Tenant written notice electing to use the Additional Tenant Improvement Allowance, prior to March 1, 2008. The Additional Tenant Improvement Allowance shall bear interest until paid at eight and one-half percent (8- 1/2%) per annum and be amortized over the Initial Lease Term, with the monthly amortization payment being added to the Base Rent due; provided, however, the monthly amount added to Base Rent is not increased by the annual 2% escalation factor that is applied to the Base Rent. Tenant shall also have the right to pay the outstanding balance of the Additional Tenant Improvement Allowance early, without penalty (except as provided in the next sentence), and upon such early payment, the outstanding balance, as amortized, will be reduced from the Base Rent, subject to Tenant’s compliance with the next sentence. If the Additional Tenant Improvement Allowance is prepaid, then Tenant shall reimburse Landlord for the amount of the prepayment penalty, if any, that Landlord pays to its lender in connection with a prepayment on its loan equal to the amount of the Additional Tenant Improvement Allowance that is prepaid by Tenant. Landlord shall upon Tenant’s request disclose to Tenant the amount of any prepayment penalty, and provide reasonable supporting documents relating thereto, that would be applicable upon a prepayment of the Additional Tenant Improvement Allowance.

E. Tenant shall pay to Landlord as Additional Rent (or to whomever such costs are owed), as per the terms of Exhibit E, all Tenant Improvement costs that exceed the amount of the Tenant Improvement Allowance and Additional Tenant Improvement Allowance or which otherwise are not eligible to be paid from said allowances.

F. If Tenant desires to access the Premises on a total or partial basis during the thirty (30) days prior to the Commencement Date to allow Tenant to install telecommunications cabling, conduit and equipment, specialty equipment and related furniture, fixtures and equipment; such access shall require the prior electronic (such as email or facsimile) or written consent of Paric Corporation, and such consent may not be unreasonably withheld, delayed or conditioned. Such consent may be conditioned on terms and conditions that are reasonable and necessary so that any such Tenant work does not interfere with Paric’s completion of the Tenant Improvements.

G. Tenant acknowledges that Landlord is not obligated to provide or pay for any work or materials to the Premises other than the Base Interior Work and the Tenant Improvement Allowance and financing of the Additional Tenant Improvement Allowance.

3. Term.

A. The initial term of this Lease shall be for the Initial Lease Term as described on the Basic Lease Data section, commencing on the Commencement Date described in the Basic Lease Data section, provided that if Tenant commences operating its business at the Premises before said Commencement Date occurs, and commences operating its business in more than fifty percent (50%) of the Premises before said Commencement Date occurs, then the Commencement Date shall be deemed to be such earlier date on which Tenant commenced business operations at the Premises. The Initial Lease Term shall expire at 11:59 p.m. on the day immediately prior to the tenth (10th) anniversary of the Rent Commencement Date; provided that in the event the Rent Commencement Date falls on a date other than the first day of a calendar month, then the Initial Lease Term shall extend from the Commencement Date through the last day of the calendar month during which said 10th anniversary of the Rent Commencement Date occurs. Notwithstanding the foregoing, if the Commencement Date is delayed due to Tenant Delay (as defined below), then the Commencement Date shall be accelerated to the date the Commencement Date would have reasonably occurred had the Tenant Delay not occurred. Notwithstanding the date set for the Commencement Date, the terms, provisions, covenants and conditions of this Lease (except Tenant’s obligation to pay Rent which shall not commence until the Free Rent Period, as defined below, has expired) shall apply and be binding upon Landlord and Tenant from and after the date of this Lease. For purposes of this Lease, the term “Lease Term” shall mean the Initial Lease Term, plus any extensions of such Initial Lease Term pursuant to this Lease. Subject to the next sentence, for purposes of this Lease, the term “Tenant Delay” shall mean an actual delay in the Commencement Date due to a delay to the extent caused by Tenant’s action or inaction, or any reason within Tenant’s reasonable control, including, without limitation, (i) the failure by Tenant or Tenant’s space planner, if any, to cooperate in a timely manner with Landlord and Landlord’s architect in their preparation of any documents required under Exhibit E to this Lease, or (ii) requesting changes to the Final Plans, or (iii) the failure to timely perform any other obligations expressly set forth under this Lease or Exhibit E hereto which failure delays completion of the Tenant Improvements. Notwithstanding any provision in the preceding sentence to the contrary, an inaction by Tenant shall not be deemed to constitute Tenant Delay unless either: (i) Tenant fails to take an action expressly required by the Lease, or ii) Tenant’s failure to act constitutes a breach of its obligation to timely and reasonably cooperate with Landlord on all construction related matters, and Landlord has given Tenant written notice that specific inaction by Tenant may result in Tenant Delay if Tenant fails to timely take the action requested in Landlord’s notice.

B. The Tenant Improvements shall be deemed to be “substantially complete” (the “Substantial Completion Date”) for purposes of determining the Commencement Date when they are in a state of completion such that there would be no material interference with Tenant’s use and occupancy of the Premises for its intended use at that time under clause (i) of Section 7 of the Basic Lease Data Section of this Lease, caused by any incomplete or improperly completed work of Landlord required under this Lease, including but not limited to those Landlord responsibilities set forth in Section 2. Landlord shall give Tenant not less than fifteen (15) business days prior notice of the anticipated Substantial Completion Date, and in no event shall the Commencement Date occur until the Substantial Completion Date has occurred except as relates to a Tenant Delay. The date on which the Tenant Improvements are substantially completed and on which possession of the Premises is delivered to Tenant is also referred to as the Delivery Date or Commencement Date.

C. 1. The term “Original Target Substantial Completion Date” shall mean December 1, 2007. The term “Adjusted Target Substantial Completion Date” shall mean the Original Target Substantial Completion Date as extended by the number of days the Delivery Date is delayed due to Tenant Delay, Force Majeure Events (defined below) or failure to accomplish the milestone set forth in Section 3.E below by July 15, 2007. The term “GAP Period” shall mean the period between the Adjusted Target Substantial Completion Date and the Delivery Date if the Delivery Date occurs after the Adjusted Target Substantial Completion Date.

2. With respect to the number of days of the GAP Period that fall in December 2007 or January 2008, Tenant shall be entitled to receive additional rent abatement equal to an additional one (1) day’s Annual Base Rent for every calendar day of the GAP Period that falls in December 2007 or January 2008.

3. With respect to the number of days of the GAP Period that fall in February 2008 or March 2008, Tenant shall be entitled to receive additional free rent equal to an additional one and one half (1.5) day’s Annual Base Rent for every calendar day of the GAP Period that falls in February 2008 or March 2008.

4. With respect to the number of days of the GAP Period that fall in April 2008 or May 2008, Tenant shall be entitled to receive additional free rent equal to an additional two (2) day’s Annual Base Rent for every calendar day of the GAP Period that falls in April 2008 or May 2008.

5. The additional free rent to which Tenant is entitled pursuant to Sections 3.C.2, 3.C.3 and 3.C.4 above is collectively referred to as “Additional Free Rent”. As an example to illustrate this Section 3.C, assume that the Adjusted Target Substantial Completion Date was December 31, 2007, and assume the Delivery Date was April 2, 2008. Under this example, Tenant would be entitled to 125 days of Additional Free Rent [31 days of the GAP Period fall in January (31x1=31), plus 60 days fall in February and March (60 x 1.5 = 90) plus 2 days fall in April (2x2=4)].

6. Tenant shall receive the Additional Free Rent as liquidated damages as Tenant’s sole and exclusive remedy for late delivery of the Premises, and not as a penalty, it being agreed that Tenant’s actual damages attributable to such delay would be difficult or impossible to ascertain. However, in the event that Landlord is not able to substantially complete construction of the Premises and the Tenant Improvements by May 31, 2008, then Tenant will have the right to terminate this Lease upon written notice to Landlord given after May 31, 2008, provided such termination notice is received by Landlord prior to substantial completion of the Premises and the Tenant Improvements.

D. As used herein, the term “Tenant Delay” as defined in Section 3.A shall also include, without limitation (but subject to the limitation in the last sentence of Section 3.A), any actual delay in the performance of Landlord’s Work to the extent caused by (i) any failure of Tenant to respond to any request for approval required hereunder within the period specified in this Lease for such response or, where no response time is specified, within a reasonable period after receipt of written request therefor; (ii) any change by Tenant to the Final Plans; (iii) any request by Tenant either that Landlord perform any work in addition to Landlord’s Work, or that Landlord delay completion of Landlord’s Work to be performed prior to the Delivery Date for any reason; (iv) any delay in Landlord’s Work caused by the performance of any work by Tenant prior to the Delivery Date; (v) any other acts by Tenant, or failures to act by Tenant which are required under this Lease; or (vi) any acts by Tenant that are permitted under this Lease and are undertaken by Tenant (such as Tenant construction work interfering with construction of Tenant Improvements) under this Lease, and which cause a delay completion of Landlord’s Work.

E. The Target Substantial Completion Date is based on the parties’ agreement that the Final Plans are attached hereto as Exhibit D (included as part of the Final Plans is Addendum 1 dated July 20, 2007 prepared by Arcturis). If Tenant requests changes to the Final Plans, that may cause an adjustment to the Target Substantial Completion Date.

F. The term “Free Rent Period” shall mean the sum of One Hundred Five (105) Days plus the number of days, if any, comprising the Late Delivery Period. The term “Late Delivery Period” shall equal the number of days that elapse, if any, between Adjusted Target Substantial Completion Date and the Delivery Date if the Tenant Improvements have not been substantially completed by the Adjusted Target Substantial Completion Date.

4. Rent Commencement and Base Rent.

A. Tenant shall have a free rent period that commences on the Commencement Date and continues for a period equal to the Free Rent Period. Tenant’s obligation to pay Rent (as defined below) under this Lease shall commence immediately after the Free Rent Period expires. The term “Rent Commencement Date” shall mean the day following the last day of the Free Rent Period. All Rent shall be paid to Landlord at the address set forth for payment of Rent in the Basic Lease Data Section of this Lease, subject to Landlord’s right to change such address from time to time by notice to Tenant.

B. The annual base rent (the “Base Rent”) payable for each Lease Year (as defined below) shall be paid in monthly installments in the amount(s) set forth in the Basic Lease Data Section above, in advance and without any set off or deduction, beginning on the Rent Commencement Date, and continuing on the first day of each calendar month during this Lease Term (which amount is subject to adjustment as per the next sentence if the date for the payment of the first month’s rent falls on a date other than the first day of a calendar month). If such date for the payment of the first month’s rent falls on a date other than the first day of a calendar month, then the Base Rent due on that date shall be prorated over the number of days during such partial initial month commencing with the date on which the first month’s rent was due and ending with the last day of that calendar month.

C. As used in this Lease, the term “Rent” shall mean and refer both to the Base Rent provided under this Lease and Additional Rent, which shall all be due without any set off or deduction. The term “Additional Rent” shall mean any and all payments to be made by Tenant under this Lease, other than Base Rent, including, but not limited to, Tenant’s share of Operating Expenses, Insurance Expenses and Taxes (when included and properly invoiced as described in Section 5), Tenant’s applicable net share of the cost of the Tenant Improvements, if any, interest, late charges, attorneys’ fees and any amounts or costs expended or incurred by Landlord in curing a default that is not timely cured by Tenant. Additional Rent shall be deemed for the purpose of securing the collection thereof to be additional rent under this Lease, whether or not the same be designated as such, and shall be due and payable at the time provided in this Lease, and, subject to the next sentence, if no such time is provided it shall nevertheless be collectible as additional rent on demand or together with the next succeeding installment of Base Rent, whichever shall first occur; and Landlord shall have the same rights and remedies upon Tenant’s failure to pay the same as for the non-payment of the Base Rent. Notwithstanding the foregoing, at no time during the Initial Lease Term, as it may be extended, shall Tenant have less than thirty (30) days to pay any installment of Additional Rent except for only those installments of Additional Rent which comprise regular monthly scheduled estimated payments of Tenant’s Proportionate Share as set forth in Section 5.F herein.

D. As used in this Lease, the term “Lease Year” shall mean and refer to the periods of twelve (12) consecutive calendar months commencing on the Rent Commencement Date (provided that if the Rent Commencement Date falls on a date other than the first day of a calendar month, then the first Lease Year shall consist of the partial calendar month in which the Rent Commencement Date occurs plus the twelve (12) full calendar months thereafter), and the remaining Lease Years shall be the successive periods of twelve (12) full calendar months following the expiration of the first Lease Year, and continuing until the expiration or termination of this Lease Term. The period between the Commencement Date and the Rent Commencement Date shall also be considered to be part of the first Lease Year.

E. If Tenant shall fail to pay to Landlord any Rent or other charge due Landlord under this Lease within ten (10) calendar days after the date due (defined as a “Delinquent Payment”), Tenant shall be assessed a late fee in accordance with the following formula. If this is Tenant’s only Delinquent Payment within the thirty-six (36) months preceding this Delinquent Payment, then the late charge shall be $500. If this is Tenant’s second Delinquent Payment within the thirty-six (36) months preceding this Delinquent Payment, then the late charge shall be $1,000. If this is Tenant’s third or more Delinquent Payment within the thirty-six (36) months preceding this Delinquent Payment, then the late charge (for each such Delinquent Payment) shall be $3,000. The late charge is a one time charge that can be added by the Landlord to each payment that is more than ten (10) calendar days late and is intended to compensate Landlord for the extra time and trouble it incurs in dealing with late payments. Pursuant to Section 13.F of this Lease, the Landlord may charge interest on late payments at a rate not to exceed the lesser of one percent (1%) per month or the maximum amount allowed by Applicable Laws, in addition to charging a late fee on such late payments (such interest compensates Landlord for money that Landlord could have earned on Tenant’s payment if Tenant’s payment had been paid when it was due).

5. Operating Expenses, Taxes and Insurance Expenses.

A. For each calendar year (including any partial calendar year) during the Lease Term, Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Proportionate Share (as defined in the Basic Lease Data portion of this Lease) of (i) any increase in Taxes (as hereinafter defined) over the Base Year Taxes (defined in Section 5.B(2) below) assessed against the Property; (ii) any increase in Uncontrollable Operating Expenses (as hereinafter defined) for the Property over the amount of Uncontrollable Operating Expenses for the Base Year for Operating Expenses as set forth in the Basic Lease Data Section above, (iii) subject to the caps set forth in Sections 5.I and 5.J below, any increase in Controllable Operating Expenses (as hereinafter defined) for the Property over the Base Amount of Controllable Operating Expenses (as hereinafter defined), and (iv) any increase in Insurance Expenses (as hereinafter defined) for the Property over the amount of Insurance Expenses for the Base Year for Insurance Expenses as set forth in the Basic Lease Data Section above.

B.(1) “Tax” or “Taxes” (as such term is used in this Lease) shall include, without limitation, any tax, assessment or similar governmental charge imposed against the Property, or against any of Landlord’s personal property used solely in the operation and/or maintenance of the Property. Taxes shall also include payments in lieu of taxes in the event that Landlord agrees to make payments to the taxing authorities in lieu of property taxes. Taxes, as contemplated in this Lease, are predicated on the present system of taxation in the State of Missouri. Therefore, if due to a future change in the method of taxation, any rent, franchise, use, profit or other tax shall be levied against Landlord in lieu of any charge which would otherwise constitute a Tax, such rent, franchise, use, profit or other tax shall be deemed to be a Tax for the purposes of this Lease. The term “Taxes” will not include any tax on Landlord’s corporate existence, status, or income, or payroll taxes. In the event Landlord is assessed with a Tax which Landlord, in its commercially reasonable discretion, deems excessive, Landlord may (but is not obligated to) challenge said Tax or may defer compliance therewith to the extent legally permitted. If Landlord elects to challenge said Tax, all costs and expenses arising from only the use of non-related third party professional services firms, including attorneys’ fees, reasonably incurred by Landlord in connection with such challenge shall also be treated as Taxes for the year in which such costs were incurred, provided it was commercially reasonable for Landlord to undertake to challenge said Tax. Landlord will give good faith consideration to any request made by Tenant for Landlord to contest the Taxes. Notwithstanding the forgoing, if there is a future change in the method of taxation, Landlord in connection with making a determination of what new taxes shall be treated as “Taxes” hereunder shall at all times act in good faith and in an equitable manner in making such determination.

(2) “Base Year Taxes” shall mean the Taxes paid for the Property for the Tax Base Year. Notwithstanding the foregoing, if the Building is not fully assessed for real estate taxes during the Base Year based on a 95% or greater level of occupancy, then Base Year Taxes shall be “grossed up” to that amount of Taxes that, using reasonable projections, would normally be expected to be incurred during the Base Year, if the Building was ninety-five percent (95%) occupied and fully assessed during such Base Year, as determined under the accounting principles used by Landlord for the Building, consistently applied.

C.(1) “Operating Expenses” (as such term is used in this Lease) shall include all commercially reasonable costs and expenses incurred by Landlord in operating and maintaining the Property including, without limitation except for those cost items which shall be specifically excluded as set forth below, the following: the cost of maintaining, repairing and replacing the Common Areas (as defined below) and all systems in the Common Areas; the cost of maintaining, servicing, repairing and replacing all HVAC (as defined below) equipment servicing the Premises to the extent that Landlord provides said services; the cost of providing all services Landlord provides pursuant to Section 7 of this Lease (other than expenses excluded by this Section 5.C(1), such as certain capital expenditures); the cost for all service agreements and subcontractor charges related to operating and maintaining the Property; utilities; landscaping; painting; sign maintenance (common signs only, not those specific to other tenants); resurfacing and striping of the parking areas on the Property; snow and ice removal; fire protection charges; janitorial services; commercially reasonable wages/salaries and benefits of all employees engaged in the operation and management of the Property, together with any applicable social security taxes, employment taxes or other taxes levied against such wages/salaries; amortized cost of capital improvements which are required by any governmental authority to keep the Property in compliance with all Applicable Laws and which are promulgated after but not before the Commencement Date (as defined below) (amortized over the useful life of such improvements); the amortized cost of any capital improvement which reduces other Operating Expenses, which shall at all times be limited to the lesser of i.) the actual extent of such reduction in Operating Expenses on an annual cash basis or ii.) the amortized useful life of the capital improvement based upon the lesser time period provided by original equipment manufacturer specifications or GAAP; any applicable indenture, declaration of covenants, reciprocal easement agreement expenses, obligations, or trustee’s fees or assessments (including special assessments) provided that same is lawfully imposed on the property for which Landlord is legally obligated to comply, and, subject to Section 5.I, a management fee for the company that manages the Property (which manager may be Landlord, an affiliate of Landlord, or an unrelated company), plus increases in Operating Expenses provided under this Section. Landlord shall have no duty to provide security or policing service for the Property or the Building or the Common Areas, but if Landlord does provide such service, the cost of such service shall be included within Operating Expenses, provided however, that Tenant shall have no obligation to pay that portion of the cost of such security services to the extent that such services or the related costs are a.) in excess of what is commonly provided and paid by tenants in other multi-tenant office buildings in the West St. Louis office market or b.) are provided only to other tenants leasing space in the building and are not provided to Tenant.

Operating Expenses shall not include: (1) mortgage principal or interest; (2) ground lease payments; (3) leasing commissions and other marketing and leasing costs; (4) costs of advertising space for lease in the Building; (5) costs for which Landlord is reimbursed therefore from any source; it being understood that any rent payments or other payments by tenants in the nature of additional rent as provided in this Section of this Lease shall not be deemed sources of reimbursement to Landlord for such costs; (6) any depreciation and amortization of capital expenditures (except as expressly provided herein); (7) legal fees incurred for negotiating leases or collecting rents; (8) costs directly and solely related to the maintenance and operation of the entity that constitutes Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord’s financial condition; (9) the costs of special services, tenant improvements and concessions, repairs, maintenance items or utilities separately chargeable to, or specifically provided for, individual tenants of the Building, including, without limitation, the cost of preparing any space in the Building for occupancy by any tenant and/or for altering, renovating, repainting, decorating, planning and designing spaces for any tenant in the Building in connection with the renewal of its lease and/or costs of preparing or renovating any vacant space for lease in the Building (including permit, license and inspection fees); (10) attorneys’ fees and disbursements, recording costs, mortgage recording taxes, title insurance premiums, title closer’s gratuity and other similar costs, incurred in connection with any mortgage financing or refinancing or execution, modification or extension of any ground lease; loan prepayment penalties, premiums, fees or charges; (11) salaries and all other compensation (including fringe benefits and other direct and indirect personnel costs) of partners, officers and executives above the grade of regional property manager or building manager of Landlord or the managing agent; (12) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building or the negotiation of leases with tenants or prospective tenants, including, without limitation, legal fees and disbursements; (13) any and all capital expenditures except as expressly permitted herein; (14) costs incurred by Landlord for the original construction and development of the Building and for the completion of any work relating to a zoning condition or requirement of any governmental agency in connection with the original approval of the construction and development of the Building; (15) that portion of any costs or expenses that are paid to any entity affiliated with Landlord which are in excess of a commercially reasonable amount for the same service as determined by what other landlords commonly charge other office tenants in the greater St. Louis office market; (16) any costs actually reimbursed under the warranty of any general contractor, subcontractor or supplier and realized by Landlord; (17) attorneys’ fees and disbursements, brokerage commissions, transfer taxes, recording costs and taxes, title insurance premiums, title closer’s fees and gratuities and other similar costs incurred in connection with the sale or transfer of an interest in Landlord or the Building; (18) costs and expenses of administration and management of partnership and/or limited liability company activities of Landlord; (19) general corporate overhead and administrative expenses of Landlord or its managing agent that are not directly related to the operation, management, or maintenance of the Building; (21) Costs incurred as a result of Landlord’s breach of its obligations under this Lease; (22) Costs and expenses attributable to any testing, investigation, management, maintenance, remediation, or removal of Hazardous Materials, other than any testing or monitoring customarily conducted by owners of buildings comparable to the Building in the ordinary course of operating and managing the same and any reasonable testing required by the holder of any mortgage encumbering the Building or the Property; (23) the purchase price or rental of sculptures, paintings, and other works of art (but not the reasonable costs of maintaining the same); (24) costs actually reimbursed by insurers or by governmental authorities in eminent domain proceedings and realized by Landlord; (25) costs incurred for any items to the extent Landlord recovers under a manufacturer’s, materialman’s, vendor’s or contractor’s warranty; (26) Charitable or political contributions; (27) costs (including costs, such as, but not limited to, attorneys’ fees and disbursements, associated with any court judgment or arbitration award obtained against Landlord) directly resulting from the willful misconduct of Landlord; (28) compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by the operator thereof (i.e., newsstands, food and beverage sellers); (29) direct “Takeover expenses” (i.e., expenses of another tenant or prospective tenant incurred by Landlord with respect to space located in the Building or another building of any kind or nature in connection with the leasing of space in the Building); (30) accounting and legal expenses, except if and to the extent that the same are directly related to operating the Building; (31) any form of personal or business income tax payable by Landlord or its constituents in connection with the ownership. operation, or sale of the property; (32) sums paid by Landlord for any indemnity, damages, fines, late charges, penalties or interest for any late payment or to correct violations of building codes or other Applicable Laws, regulations or ordinances applicable to the Building, except for expenditures for repairs, maintenance and replacement or other items that would otherwise reasonably constitute Expenses, provided, however, Operating Expenses may include such things as fines, late charges, penalties and interest to the extent reasonably necessary in connection with the management of the Building, provided such charges were not the result of Landlord’s negligence or other malfeasance; and (33) equipment rental charges, unless such rental charges are for equipment used for maintenance or operation of the Property.

(2) Notwithstanding any provision in this Lease to the contrary, Landlord shall separate Operating Expenses into two subcategories: (i) Uncontrollable Operating Expenses, and (ii) Controllable Operating Expenses. “Uncontrollable Operating Expenses” shall mean those expenses over which Landlord has very little or no control and includes, without limitation, the cost of snow and ice removal, the cost of repairs and the cost of utilities. “Controllable Operating Expenses” shall mean all operating expenses of every kind and nature, excepting only for the costs of a.) real estate taxes, b.) all utilities, c.) normal and customary insurance for the Property, d.) snow and ice control and removal, and e.) repairs, which shall be the only “uncontrollable operating expenses”.

(3) The “Base Amount of Controllable Operating Expenses” shall mean the amount of Controllable Operating Expenses for the Property for calendar year 2008.

D. “Insurance Expenses” (as such term is used in this Lease) shall include all costs of all insurance maintained by Landlord with respect to the Property, including all insurance premiums Landlord pays for liability, property damage, fire, earthquake, worker’s compensation, rental loss and any and all other insurance for the Property required in this Lease or as Landlord reasonably deems necessary limited to the extent that such insurance is commonly purchased by landlords and charged to the tenants in other comparable office buildings in the St. Louis office market.

E. If the occupancy for the Base Year or any later year is less than ninety-five percent (95%), then Operating Expenses for the Base Year and that later year shall be “grossed up” to that amount of Operating Expenses that, using reasonable projections made by Landlord in good faith to be accurate and equitable, would normally be expected to be incurred during the Base Year or later year, if the Building was ninety-five percent (95%) occupied during such Base Year and such later year, as determined under the accounting principles used by Landlord for the Building, consistently applied. This Section 5.E. shall control to the extent of any conflict with the terms of Section 5.C. Additionally, the Base Year shall be further adjusted upwards to equitably account for 1.) new systems warranties for the building which make maintenance contracts for such systems unnecessary during the term of such warranties, and 2.) the estimated annual cost of those Operating Expenses for property and asset management services to be provided by Landlord in future years but which were not provided by Landlord during the Base Year because the Building is new construction (for example, the annual cost of window washing, if Landlord does not provide window washing during the first year because the Building is new construction).

F. Tenant’s Proportionate Share of the foregoing increases in Taxes, Operating Expenses and Insurance expenses shall be payable to Landlord in monthly installments, in advance, due on the first of each month, in an amount reasonably estimated from time to time by Landlord with Landlord not being permitted to impose on Tenant more than one (1) revision in any one lease year after the Landlord’s initial estimation of Tenant’s Proportionate Share in that same lease year. Following the end of each calendar year and prior to April 1, Landlord shall deliver a statement to Tenant setting forth Tenant’s actual obligation for increases in Taxes, Operating Expenses, and Insurance Expenses for the preceding calendar year, and the total amount of monthly payments paid by Tenant to Landlord. In the event Tenant’s actual obligation exceeds Tenant’s payments, Tenant shall pay the difference to Landlord on the date which is the later of: (i) twenty (20) business days after receipt of Landlord’s statement, or (ii) with the next installment(s) of Additional Rent due under this Lease after receipt of Landlord’s statement. Conversely, in the event Tenant’s total payments exceed Tenant’s actual obligation, Landlord shall credit the overpayment against the next installment(s) of Rent due under this Lease.

G. Unless Tenant gives Landlord written notice of its election to audit the Taxes, Operating Expenses and Insurance expenses for any one year within one hundred eighty (180) days after receipt by Tenant of each year-end statement concerning Taxes, Operating Expenses and Insurance Expenses, said statement shall be deemed to be correct. During the one hundred and (180) days following receipt of each year-end statement, Tenant or its authorized agent(s) and consultants shall have the right, at Tenant’s sole cost and expense, to inspect and audit Landlord’s records (including detailed summaries and receipts) relating to the operation and maintenance of the Property with respect to Tenant’s proportionate share of Operating Expenses, which audit shall be at the office of Landlord’s managing agent at a mutually convenient time, during said agent’s normal business hours. Any dispute over Operating Expenses shall be submitted to the CPA firm that reviews Landlord’s books for the Property (the “Regular CPA”), and the decision of the Regular CPA shall be binding on both parties, unless Tenant gives Landlord written notice prior to submission of the dispute to the Regular CPA that Tenant elects to have the dispute submitted to an independent CPA firm (the “Independent CPA Firm”) that is reasonably acceptable to Landlord and Tenant. If the dispute is submitted to the Independent CPA Firm, the decision of the Independent CPA Firm shall be binding on both parties. If such audit or audited statement shows that the amounts paid by Tenant to Landlord on account of such charges exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to any such charges, Landlord shall, within thirty (30) days of the determination thereof, refund to Tenant the amount of such excess or apply such amount as a credit against Rent hereunder. Similarly, if it is determined that the amounts paid by Tenant to Landlord on account of Operating Expenses were less than the amounts to which Landlord was entitled hereunder, then Tenant shall, within thirty (30) days of such determination, pay to Landlord, as Additional Rent hereunder, the amount of such deficiency. All costs and expenses of any such audit shall be paid by Tenant, except that if such audit shows that the aggregate amount of Operating Expenses was overstated by Landlord, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such audit, including the costs for the independent, certified public accountant or such other consultant(s) as may have been hired by Tenant to provide such audit services, a total amount of up to but not to exceed the lesser of a.) 10% of such overpayments or b.) $10,000.00.

H. Notwithstanding any provision in this Lease to the contrary, when calculating Tenant’s share of an increase in Controllable Operating Expenses, the increase in the amount billed to Tenant for Controllable Operating Expenses from one year to the next shall never exceed five percent (5%) of the Controllable Operating Expenses for the Property for the preceding Lease Year on a noncumulative basis.

I. Landlord further agrees that Tenant’s Proportionate Share of the management fee charged against Operating Expenses shall not exceed three and one half percent (3-1/2%) of the Base Rent.

6. Common Areas. The “Common Areas” (as initially constructed or as the same may at any time thereafter be constituted by Landlord) shall mean all areas, space, facilities, equipment and signs made available by Landlord in the Building or on the Property for the common and joint use and benefit of Tenant and other tenants and permittees of Landlord, and their respective employees, agents, subtenants, concessionaires, licensees, customers, and other invitees, and may include the sidewalks, parking areas, driveways, yard area, landscaped areas, lobbies, restrooms, stairs, ramps, elevators, exits and/or service corridors, to the extent not contained within any area exclusively appropriated for the use of any occupant. Landlord hereby expressly reserves the right, from time to time, to reasonably determine the nature and extent of the Common Areas, and to make such changes in the Common Areas and thereto from time to time, including the size and/or shape or both of the Common Areas and the location and relocation of entrances, exits, landscaped areas and all other facilities constituting Common Areas. In addition, Landlord also reserves the right to impose reasonable rules and regulations relating to use of the Common Areas; to construct, maintain and operate lighting and other facilities, equipment and signs on all of the Common Areas; and to close temporarily all or any portion of the Common Areas for the purpose of making repairs or changes thereto. Tenant is hereby given a license (in common with all others to whom Landlord has or may hereafter grant rights) to use, during the Lease Term, as may be extended, the Common Areas as they may now or at any time during the Lease Term exist; provided, however, that if the size, location or arrangement of such Common Areas or the type of facilities at any time forming a part of such Common Areas are changed or diminished, Landlord shall not be subject to any liability therefor, nor shall Tenant be entitled to any compensation or diminution or abatement of Rent therefor, and subject to the last sentence in this section, nor shall such change or diminution of such areas be deemed a constructive or actual eviction.

Notwithstanding the foregoing, at no time shall Landlord have any right to a.) reduce in number or relocate off the Property any of the parking spaces allocable to Tenant unless Landlord provides reasonable substitute parking (i.e. comparable location, access and number of parking spaces), provided, however, Section 9.E, rather than this paragraph, governs Landlord’s right to provide substitute parking on a temporary basis following a casualty event, and/or b.) disturb or modify or interrupt Tenant’s right to use, maintain, and operate Tenant’s back-up power generator or any antennas then installed by Tenant, provided, however, the parties shall work together to minimize any impact on Tenant if it becomes necessary to affect such equipment in connection with construction or maintenance work or in an emergency.

7. Landlord’s Repairs and Services.

A. Landlord shall maintain in good order and repair the Common Areas and the structural portions, exterior windows, roof, foundations and interior of the Building (including the basic heating, ventilation and air conditioning system (“HVAC”), plumbing system, Landlord’s security system, if any, and that portion of the electrical system servicing the Building which is located outside of the Premises (which shall not include any portion of any backup generator electrical system that is installed for Tenant’s use), whether located inside or outside of the Building, but excluding from the areas and items Landlord is to maintain those areas and items that Tenant is required to maintain pursuant to Section 11.A). Tenant, however, shall repair and pay for any damage to tangible property caused by the negligence or willful misconduct of Tenant or Tenant’s employees, agents, invitees, subsidiaries, affiliates, contractors, clients, customers or business partners, or caused by Tenant’s Default under this Lease as such is defined in Section #13 herein. With it being understood that Tenant is not a professional real estate operator and Tenant does not have any material expertise in the management and operations of office buildings, then to the extent that Tenant observes a need for any repairs or maintenance required to be performed by Landlord under this Lease it will use commercially reasonable efforts to so notify Landlord. Upon receipt of Tenant’s notice, Landlord shall have a reasonable period of time to make such repairs or maintenance; however, Landlord’s liability with respect to a failure or delay by Landlord to make any such repairs or maintenance shall be limited to the cost of such repairs or maintenance.

B. Landlord shall provide electrical service (subject to Section 7.C) to the Premises for building standard lay-in lighting, plus service of electricity through floor and wall outlets (should Tenant require capacity, wiring or service in excess of what is currently available, Tenant at its expense is required to provide such additional capacity, wiring or service). Should Tenant require emergency back up electrical service so that electrical service is not disrupted in the event of a power failure, Tenant at its expense shall provide, maintain, install, operate, repair and replace any back-up emergency generating system and equipment that Tenant needs.

C. Pursuant to this Lease, Landlord is providing at no charge to Tenant (except the cost of electricity as an Operating Expense), electricity for a standard commercial office, provided, however, if Tenant installs supplemental HVAC pursuant to Section 11.E of the Lease, a meter shall be installed at Tenant’s expense to monitor the amount of electricity consumed by said supplemental HVAC equipment, and all electricity consumed by the supplemental HVAC equipment shall be treated as Excess Electric Consumption as provided below and shall be billed to Tenant as provided below. In the event that Tenant at any time during the Lease Term consumes more electricity than Tenant would be consuming if it were operating a standard commercial office, Tenant shall pay to Landlord as Additional Rent, the cost of the electricity consumed in excess of the amount that would be consumed in a standard commercial office of the same size as the Premises (referred to as Tenant’s “Excess Electric Consumption”). If Landlord reasonably determines in good faith that Tenant is consuming excess amounts of electricity, Landlord may estimate the amount of such Excess Electrical Consumption and bill Tenant for the cost of such Excess Electrical Consumption, provided, however, that the charge shall be based on a meter reading rather than an estimate if a submeter has been installed pursuant to the next sentence. In lieu of Landlord estimating the amount of Excess Electrical Consumption, Tenant at Tenant’s expense may install a submeter to measure Tenant’s electrical consumption, and if such a submeter is installed, Landlord shall use the meter reading to calculate the amount of Excess Electrical Consumption. The cost of Tenant’s Excess Electrical Consumption shall be billed to Tenant as Additional Rent, and shall be due within twenty (20) business days after it is billed. If said charge for Excess Electrical Consumption is not paid when due, Tenant also shall pay to Landlord any interest and penalties charged to Landlord by the utility company as a result of any late payment of the electrical bill due to Tenant’s late payment of the amount due from Tenant. The charge for Tenant’s Excess Electrical Consumption shall be no more than the charge from the utility company providing such service, plus an administrative charge not to exceed the lesser of a.) 10% of such additional amount or b.) One Hundred Dollars ($100.00) per month. Tenant may inspect and copy any records maintained by Landlord concerning Tenant’s Excess Electrical Consumption and the charges for such electricity as provided in Section 5 G .

D. For purposes of this Lease, the term “normal business hours”, shall mean Monday through Friday from 7:00 a.m. to 7:00 p.m. and Saturdays from 8:00 a.m. to 1:00 p.m., excluding Sundays and holidays. For purposes of this Lease, holidays shall only be comprised of (i) New Years Day, (ii) Memorial Day, (iii) 4th of July, (iv) Labor Day, (v) Thanksgiving Day and (vi) Christmas Day, and building holidays shall not be expanded beyond such days.

E. Landlord shall provide heat and air conditioning to the Premises and to the Common Areas of the Building sufficient to maintain temperatures for normal occupancy and general office use during normal business hours. If Tenant requests heating or air conditioning at times other than during normal business hours, Tenant shall pay for such usage, as Additional Rent, at the rate of $21.00 per hour per floor during the first Lease Year (this rate is subject to further increases based only upon actual increases in the cost of utilities after the first Lease Year). Subject to the next sentence, in the event Tenant utilizes any heat generating machines or equipment within the Premises which materially differ from those machines and equipment commonly used in modern office space environments, or which are used in a manner that generates more heat than would be generated by the normal use of normal office equipment in the normal office, or in the event Tenant installs any lighting in excess of building standard lighting which generates an amount of additional heat within the Premises, Landlord reserves the right to invoice Tenant for any additional air conditioning usage, or install supplementary air conditioning units to the Premises; and the actual cost of installation, operation and maintenance of such units shall be payable by Tenant as Additional Rent. If the excess heat being generated by Tenant affects only the Premises and not other Building tenants or Common Areas, Landlord will work with Tenant on: (a) the extent to which Tenant is willing to tolerate the excess heat in the Premises, and (b) the extent to which Tenant desires Landlord to remove the excess heat from the Premises (which would be removed at Tenant’s expense as provided in the preceding sentence), provided, however, Tenant shall have the final decision on these alternatives so long as the excess heat affects only the Premises.

F. Landlord shall provide public drinking water, restroom supplies, elevator service, window washing and utilities to the Common Areas.

G. Landlord shall provide Standard Office Janitorial Services to the Premises, Monday through Friday, excepting holidays, after 6:00 p.m. A list of the Standard Office Janitorial Services to be provided by Landlord is attached to this Lease as Exhibit G and made a part of this Lease. The cost of providing Standard Office Janitorial Services to the Premises is treated as an Operating Expense. In the event that Tenant requests additional janitorial services to the Premises because of its use which are in excess of the scope of Standard Office Janitorial Services, Landlord will quote a charge from time to time for such additional janitorial services, and if Tenant desires that Landlord provide such additional janitorial services, then Tenant shall pay the charge for such additional janitorial services as Additional Rent.

H. Landlord has installed a keycard access system on the main entrance to the Building and Tenant shall have access to the Building twenty-four (24) hours a day for seven (7) days each week. Electric service and at least one (1) elevator shall be in service on a 24/7 basis, except when not available because of break down (but Landlord shall take commercially reasonable action to timely repair) or events of force majeure as described below.

I. Parking spaces are provided as per Section 28 of this Lease.

J. Landlord shall make reasonable efforts to provide the foregoing services (including, but not limited to, its repair obligations), but, in no event shall Landlord be liable for damages, and except as provided below, nor shall the Rent be abated due to any failure to furnish, or any delay in furnishing, any of the foregoing services; nor shall the failure to furnish any such services be construed as a constructive eviction of Tenant or relieve Tenant from the duty of observing and performing any of the provisions of this Lease. If Tenant requests that Landlord provide repair services after normal business hours, Landlord shall use commercially reasonable efforts to provide such services after normal business hours, and Tenant agrees to reimburse Landlord for any extra reasonable and documented cost to Landlord that arises from providing such services after hours that would not have been incurred if the services were provided during normal business hours, provided however, that Landlord shall notify Tenant of such cost increase prior to the initiation of such work and provide Tenant with sufficient time to evaluate and make such cost election. Notwithstanding the foregoing, commencing after the third (3d) business day after any such service interruption to or within the Premises and as relates to the provision of a.) HVAC, b) electricity, or c.) water and sewer service, the Base Rent will be equitably abated until such time as such interrupted services are fully restored, provided such service interruption was not due to the improper acts or improper omissions of Tenant (an omission shall mean failure to perform an obligation required by this Lease), Tenant’s employees, contractors, invitees or any one occupying the Premises through or under Tenant. Equitable abatement means that the nature of the service interruption and the extent to which it has affected Tenant’s business operations shall be taken into account in arriving at an abatement amount that is fair and just under the circumstances. If requested by Tenant in writing, Landlord shall advise Tenant within one (1) business day after receipt of Tenant’s written request as to the steps that are being taken by Landlord to restore Building services that have been interrupted, and Landlord shall if requested by Tenant in writing allow Tenant to verify that such steps are being taken. If both (i) the interrupted Building service has not been restored by the start of the fourth (4th) business day after such service was interrupted, and (ii) Landlord has failed to provide Tenant within one business day after Tenant’s written request for such information, reasonable evidence that Landlord is working diligently to cure such service interruption, then Tenant, following written notice to Landlord that Tenant is undertaking to restore specified Building services, may take commercially reasonable steps to restore such services, and Landlord shall reimburse Tenant for the reasonable and documented costs that it incurs in restoring such services.

K. Except as otherwise provided in Sections 5.C and 7, the cost of providing the services described in this Section 7 shall be considered Operating Expenses.

8. Insurance.

A. Tenant shall maintain in full force and effect at all times during the Lease Term policies providing: (i) commercial property form insurance with a special form endorsement protecting against physical damage (including, but not limited to, fire, lightning, vandalism, earthquake (provided it is available at commercially reasonable rates), sprinkler leakage, water damage, collapse, and other extended coverage perils) to the extent of 100% of the replacement cost of Tenant’s personal property, Tenant’s trade fixtures, and all leasehold improvements installed by Landlord or Tenant whether installed before the commencement of the Lease Term or during the Lease Term, (ii) as well as broad form comprehensive or commercial general liability insurance, in an occurrence form, insuring Tenant against all liability (including bodily injury, property damage and contractual liability) arising out of Tenant’s use or occupancy of the Premises, with a combined single limit of not less than $5,000,000, or for a greater amount as may be reasonably required by Landlord from time to time. All such policies shall be of a form and content reasonably satisfactory to Landlord.

Landlord, Landlord’s lender (if requested by the lender) and Landlord’s Property Manager shall be named as an additional insured on the general liability policies, and Landlord shall be named as a loss payee pursuant to any casualty insurance carried by Tenant with respect to leasehold improvements. All policies shall be with companies licensed to do business in the State of Missouri and rated A+VII in the most current issue of Best’s Key Rating Guide (or, in the event that Best’s Key Rating Guide is no longer published, a comparable rating by another national rating service selected by Landlord). Tenant shall furnish Landlord with certificates of all policies at least ten (10) days prior to occupancy of the Premises (or any portion of the Premises); and, further, such policies shall provide that not less than thirty (30) days written notice be given to Landlord before any such policies are cancelled or materially changed to reduce the insurance provided thereby. Tenant’s liability insurance policies shall be primary and noncontributing with respect to liability insurance. Tenant shall not do any act which may make void or voidable any insurance on the Premises or the Property; and, in the event Tenant’s use of the Premises shall result in an increase in Landlord’s insurance premiums, Tenant shall pay to Landlord within fifteen (15) days after written proof and demand, as Additional Rent, an amount equal to such increase in insurance. Tenant shall bear the risk of loss or damage to Tenant’s property, including, but not limited to, its personal property and its trade fixtures; and Tenant hereby waives any and all right of recovery against the Landlord, Landlord’s property manager for the Property, any mortgagee holding a mortgage on the Property, and their respective members, managers, officers, directors, and employees, (i) directly, (ii) by way of subrogation or (iii) otherwise, for any real or personal property damage occurring to Tenant’s property. The waiver of subrogation in the preceding sentence is intended to apply only to Landlord, the property manager for the Property, any mortgagee holding a mortgage on the Property, and their respective members, managers, officers, directors, and employees, and shall not release any independent contractor that has performed work for Landlord from any liability such independent contractor may have to Tenant for any damage such independent contractor has caused to Tenant’s property. Tenant shall have the affirmative duty to inform its insurance carriers of this Section and the waiver of subrogation contained in this Lease.

B. Landlord shall maintain in full force and effect at all times during the Lease Term policies providing: (i) commercial property form insurance with a special form endorsement protecting against physical damage (including, but not limited to, fire, lightning, vandalism, and earthquake (provided it is available at commercially reasonable rates), sprinkler leakage, and water damage, collapse, exterior glass, and other extended coverage perils) to the extent of 100% of the replacement cost of Landlord’s real and personal property, and Landlord’s trade fixtures, (ii) as well as commercial general liability insurance, in an occurrence form, insuring Landlord and property manager against all liability (including bodily injury, property damage and contractual liability) arising out of Landlord’s use of the Premises, with a combined single limit of not less than $5,000,000. All such policies may contain such deductibles as Landlord deems appropriate. Landlord shall bear the risk of loss or damage to Landlord’s property, including, but not limited to, its personal property; and Landlord hereby waives any and all right of recovery against Tenant and Tenant’s members, managers, officers, directors, and employees (i) directly, (ii) by way of subrogation or (iii) otherwise, for any real or personal property damage occurring to Landlord’s property, provided, however, that this sentence shall not apply to and shall not affect Tenant’s repair and maintenance obligations under Sections 11 and

38 of this Lease or its repair and maintenance obligations under the roof license (Exhibit I) or the building access license (Exhibit N). The waiver of subrogation in the preceding sentence is intended to apply only to Tenant and its members, managers, officers, directors, and employees, and shall not release any independent contractor that has performed work for Tenant from any liability such independent contractor may have to Landlord for any damage such independent contractor has caused to Landlord’s property. Landlord shall have the affirmative duty to inform its insurance carriers of this Section and the waiver of subrogation contained in this Lease.

C. Unless otherwise stated within this Lease, Landlord and Tenant waive all rights to recover against each other and their respective members, managers, officers, directors, and employees, and Tenant also waives all rights to recover against the property manager for the Property, any mortgagee holding a mortgage on the Property, and their respective members, managers, officers, directors, and employees, for any loss or damage to Landlord’s Property or Tenant’s personal property or trade fixtures, provided, however, this subsection C shall not apply to and shall not release Tenant from Tenant’s repair and maintenance obligations under Sections 11 and 38 of this Lease or its repair and maintenance obligations under the roof license (Exhibit I) or the building access license (Exhibit N), and provided this Subsection C does not release Landlord’s rights to recover from a contractor hired by Tenant that has caused damage to Landlord’s property, and does not release Tenant’s rights to recover from a contractor hired by Landlord that has caused damage to Tenant’s property.

9. Damage or Destruction.

A. If, prior to the commencement of or during the Lease Term, all or a portion of the Premises are damaged or destroyed by casualty, and the Premises are made untenantable as a result of such casualty, Landlord may give written notice terminating this Lease (a “Termination Notice”), provided such Termination Notice may not be given later than seventy-five (75) days after the damage occurs, and it may not be given unless one or more of the following apply: (i) Landlord has given written notice (“Landlord’s Repair Notice”) (which notice shall be given within sixty (60) days after the damage occurs) that in Landlord’s architect’s reasonable opinion the damages from such casualty cannot be substantially repaired within one hundred eighty (180) days from the date of said casualty, or (ii) the insurance funds available for repairs and any other funds available for repairs are not sufficient in Landlord’s reasonable opinion to pay the cost of the necessary repairs, or (iii) this Lease Term is due to expire within one year and the projected period of occupancy remaining after the repairs would be completed would be less than six (6) months, provided this Lease may not be cancelled pursuant to this clause (iii) if the Tenant has one or more renewal options remaining and elects to exercise said option within fifteen (15) days after Landlord’s Notice. Landlord may also terminate this Lease by giving a Termination Notice to Tenant within seventy-five (75) days after the damage occurs if Landlord determines that: (i) such a major part of the Property has been damaged that it is no longer viable to continue operating those portions of the Property that were not damaged, and (ii) Landlord elects to discontinue operation of the Property.

B. In the event that any such casualty renders all or a portion of the Premises untenantable or prevents access to the Premises for any period, the Rent due for such period shall be abated; in the event only a portion of the Premises is rendered untenantable and access to the

Premises is not prevented, Tenant’s Rent shall be equitably abated in proportion to that portion of the Premises which is rendered untenantable, provided that no abatement shall be allowed pursuant to this sentence unless the conditions making the Premises fully or partially untenantable exist for at least three (3) consecutive business days. Notwithstanding the foregoing, however, there shall be no Rent abatement if the damages are due to the negligence or willful misconduct of Tenant or Tenant’s agents, employees or invitees.

C. If this Lease is not terminated by either party pursuant to the terms of Subsection A above or E below, this Lease shall remain in full force and effect, and Landlord shall proceed with all due diligence to repair and restore the Premises (except as otherwise provided in this Lease) substantially to the condition of the Premises immediately prior to such damage or destruction (exclusive of Tenant’s trade fixtures, equipment, decorations, signs, inventory and contents, and exclusive of any leasehold improvements that were installed by Tenant), subject to the terms, conditions, requirements and provisions set forth below in this Section 9. Landlord is responsible for restoring Landlord’s Base Interior Work and the Tenant Improvements (as defined in Sections 2.A and 2.B). Tenant shall be solely responsible for restoring all of its own leasehold improvements other than the Landlord’s Base Interior Work and the Tenant Improvements. Notwithstanding any provision to the contrary contained in this Lease, however, in regard to any such repair, Landlord in no event shall be required to commence any repairs until it has sufficient funds from insurance proceeds to pay the total cost of all repairs Landlord is to make. All insurance proceeds for the Building, the Premises and the Tenant Improvements in or on the Premises payable as a result of such casualty (including, without limitation, insurance proceeds payable under Tenant’s casualty insurance with respect to Tenant Improvements) shall be paid to and belong to Landlord, except that: (i) If the Building is to be repaired, Landlord shall use those insurance proceeds that are payable with respect to damaged property Landlord is to restore to pay for such repairs, (ii) if the Building is to be repaired, insurance proceeds payable with respect to damaged property that Tenant is obligated to restore shall be made available to Tenant to pay for such repairs, and (iii) in any event, insurance proceeds payable to Tenant for casualty to Tenant’s personal property, equipment and trade fixtures shall be paid to and retained by Tenant. Insurance proceeds payable with respect to property that is to be repaired or replaced shall be made available to the party that is responsible for repairing or replacing said property, provided Landlord may reasonably control the disbursement of such insurance proceeds to insure that they are used for their intended purpose. In the event this Lease is not terminated, Tenant shall at Tenant’s sole cost and expense, restore the Premises to a fully constructed office space condition, but not necessarily the same particular layout or design condition as existed immediately prior to the damage or destruction.

D. In the event Landlord should elect to terminate this Lease pursuant to Subsection 9.A above or Tenant pursuant to Section 9.E below, the party so electing shall notify the other party in writing. The effective date of such termination shall be the later of: i. the date of said casualty, or ii. the date Tenant vacates the Premises in the event that Tenant continues to use part of the Premises after the date of the casualty. In the event this Lease is terminated, the parties shall have no further obligations to the other, except for those obligations accrued prior to the effective date of such termination and except for obligations which survive termination of this Lease as per Section 31.O; and, upon such termination, Tenant shall surrender possession of the Premises to Landlord.

E. If during the Lease Term, all or a portion of the Premises or Parking Allocation are damaged or destroyed by casualty, and all or a portion of the Premises or Parking Allocation are made untenantable as a result of such casualty, Tenant may give written notice terminating this Lease (a “Tenant Termination Notice”), provided such Tenant Termination Notice may not be given later than seventy-five (75) days after the damage occurs, and it may not be given unless one or more of the following apply: (i) Landlord has given written notice (“Landlord’s Repair Notice”) (which notice shall be given within sixty (60) days after the damage occurs) that in Landlord’s architect’s reasonable opinion the damages from such casualty cannot be substantially repaired within one hundred eighty (180) days from the date of said casualty, or (ii) this Lease Term is due to expire within one (1) year and the projected period of occupancy remaining after the repairs would be completed would be less than six (6) months, or (iii) over 33% of the parking spaces required by Section 28.A of the Lease have been lost as a result of said damage or destruction for more than one hundred eighty (180) days and Landlord has not provided reasonable substitute parking arrangements for the temporary repair period.

10. Landlord’s Rights.

A. Landlord may close the Property, or portions of the Property, in emergency situations reasonably determined by Landlord, and during periods of general construction, during which times admittance may be gained only under such regulations as may be reasonably prescribed by Landlord.

B. Landlord may designate all sources of all services used in the Common Areas and Landlord may designate the source and grade of all materials and all personnel for all construction, repairs and maintenance which Landlord is obligated to perform under this Lease, whether the same is within the Premises or about the Property as it relates to any work associated with all alterations after the Commencement Date (provided that such materials shall be consistent with the quality and grade of materials used in other similar modern multi-tenant office buildings and at least the quality originally used in the construction of the Building and Common Areas), except that the materials used to construct the Tenant Improvements shall be in accordance with the requirements of the Final Plans.

C. Landlord may enter the Premises at reasonable times following reasonable advance notice to Tenant (provided Landlord shall reschedule such visit to a mutually agreeable time if requested by Tenant, provided that such visit shall not be delayed by more than two business days), to examine or show the same to existing or prospective fee owners, tenants (however, the Premises may only be shown to prospective tenants if Tenant’s rights to possession under the Lease are due to terminate or expire within the next 180 days or less), ground lessors, mortgagees, Landlord’s insurance carriers and by request of any governmental agency. If Tenant has vacated the entire Premises, Landlord may decorate, repair or otherwise prepare the Premises for re-occupancy (without affecting Tenant’s obligation to pay Rent) during the last ninety (90) days of the Lease Term.

D. Except as otherwise set forth in this Lease, Landlord may install, affix and maintain one or more signs within or about the Property; and grant to any third party tenant the exclusive right to conduct any particular business or undertaking within the Property provided that such signs are not in conflict with Tenant’s rights to signage as set forth in this Lease.

E. Landlord may enter the Premises at reasonable times following reasonable advance notice to Tenant for inspection purposes, or perform any maintenance, repairs, replacements or alterations for the benefit of the Property or any other tenant. To this end, Landlord retains such license or easement in and through the Premises as shall be reasonably required by Landlord. Landlord retains an easement above the drop ceiling, below the floor and inside the walls of the Premises to install, repair, operate and replace such pipes, duct work, conduits, utility lines, wires and other items as Landlord may install from time to time to serve the Building and other tenants in the Building.

F. Landlord may temporarily close portions of the Property or the Common Areas, or may temporarily suspend certain building services to facilitate the proper maintenance and repair of the Property. In the event that any such closure or suspension renders all or a portion of the Premises untenantable or prevents access to the Premises for any period, the Rent due for such period shall be abated; in the event only a portion of the Premises is rendered untenantable and access to the Premises is not prevented, Tenant’s Rent shall be equitably abated in proportion to that portion of the Premises which is rendered untenantable, provided that no abatement shall be allowed pursuant to this sentence unless the conditions making the Premises fully or partially untenantable exist for at least three (3) consecutive business days.

G. Landlord has established certain Rules and Regulations with respect to the Property, as more fully set forth on Exhibit F, attached to this Lease and made a part of this Lease. Landlord reserves the right to establish additional Rules and Regulations, or make amendments thereto, from time to time if, in Landlord’s reasonable opinion, Landlord determines the same to be necessary for the orderly operation of the Property. Tenant shall comply with such Rules and Regulations provided that no such Rules and Regulations shall prohibit, modify or unreasonably interfere with Tenant’s permitted uses as set forth in item # 7 (i) of the Basic Lease Data.

H. Landlord may change the name of the Building from time to time.

11. Tenant’s Alterations and Repairs; Removal Rights; Generator, Supplemental HVAC and Roof Rights.

A. Landlord does not warrant either expressly or impliedly the condition or fitness of the Premises except as specifically set forth in this Lease and specifically including the permitted use’s set forth in item #7 (i) of the Basic Lease Data. Tenant shall keep the Premises in good repair, without expense to Landlord; and, upon the termination of this Lease, Tenant shall return the Premises to Landlord, together with all of Tenant’s keys, in the same condition as when received, reasonable wear and tear excepted. Tenant shall maintain its exterior sign in good repair, and shall reimburse Landlord for the actual cost of illuminating the sign as reasonably estimated by Landlord (or alternatively Tenant at Tenant’s expense may install a submeter and the charge would be based on meter readings). Tenant shall also maintain in good repair, without expense to Landlord all Tenant equipment which is located outside of the

Premises, including but not limited to any Tenant equipment on the roof, Tenant’s back up generator, and any Tenant owned HVAC equipment. Landlord, if requested by Tenant, may at Landlord’s option make the repairs that Tenant is responsible for under this Lease, and Tenant shall reimburse to Landlord the cost of such repairs made by Landlord, as Additional Rent, payable within fifteen (15) days after Tenant’s receipt of Landlord’s invoice therefor. In the event Tenant should fail to make any repairs that Tenant is required to make pursuant to the terms of this Lease promptly and adequately after Landlord’s written demand and the expiration of any applicable cure period, Landlord may make such repairs, whereupon Tenant shall reimburse to Landlord the cost of such repairs, as Additional Rent, payable within fifteen (15) days after Tenant’s receipt of Landlord’s invoice therefor. Tenant shall not allow any waste or misuse of the Premises or the Building or of the utilities therein; and, in the event of such waste or misuse, Tenant shall pay for all loss, expense and damage suffered by Landlord caused by any such waste or misuse by Tenant.

B. Tenant shall not make any alterations, improvements or additions to the Premises without obtaining the prior written consent of Landlord in each such instance, which consent shall not be unreasonably withheld, conditioned or delayed, except that Tenant may make cosmetic changes costing not more than $25,000.00 in the aggregate (with it being understood that wall covering and floor covering may installed by Tenant without being subject to the $25,000 ceiling for non-approved alterations and without notice to or approval from Landlord being required) without Landlord’s consent, provided such cosmetic changes do not adversely affect the systems (including electrical, plumbing and HVAC), structure or exterior appearance of the Building, and provided Tenant advises Landlord in writing what changes are being made. AS PER THE TERMS OF SECTION 11.C, IF LANDLORD DESIRES THAT THE IMPROVEMENT BE REMOVED BY TENANT UPON TERMINATION OF THIS LEASE, THEN LANDLORD’S WRITTEN APPROVAL OF AN IMPROVEMENT PURSUANT TO THIS PARAGRAPH SHALL STATE THAT TENANT IS REQUIRED TO REMOVE SUCH IMPROVEMENT UPON TERMINATION OF THIS LEASE. In the event that such alteration, addition, change or improvement is of such a nature as to require the preparation of plans and specifications, Tenant shall provide complete and final copies of such plans and specifications to Landlord for Landlord’s review and approval, not to be unreasonably withheld, delayed or conditioned. In the event Landlord consents to the making of alterations, additions, change or improvements to the Premises, Landlord may condition such consent upon such matters as Landlord deems reasonably appropriate, including, without limitation, Landlord’s reasonable approval of the contractor, and Tenant’s delivery to Landlord of such things as insurance certificates, building permits and lien waivers for all work performed and materials supplied. In addition, all such work performed in regard to any such alterations, additions, change or improvements to the Premises by Tenant shall be performed in compliance with all Applicable Laws, and Tenant shall be solely liable for any fines, charges or other costs arising from any failure to comply with said requirements, and Tenant is solely responsible for paying for and installing any additional improvements that may be required by governmental authorities in order for them to issue a building permit to Tenant for the work it wants to do. Tenant shall promptly pay all contractors and materialmen for any work done or caused to be done by Tenant in respect to the Premises and in the event any lien is filed, Tenant shall discharge the same by making such payment or posting the applicable bond within fifteen (15) business days thereafter, subject to Tenant’s rights to contest the lien pursuant to Section 19 of this Lease.

C. Except as otherwise provided in the next sentence, and subject to Landlord’s election which, if elected by Landlord, shall be made only in writing and only concurrently with the approval of any alterations, improvements or additions to the Premises: (i) the Tenant at Tenant’s expense shall remove those leasehold improvements made after the Commencement Date and as specified by Landlord that constitute some or all of the leasehold improvements that were made to the Premises by or on behalf of Tenant being limited to only those improvements that are not of a normal office space nature (specifically excluding all the Tenant Improvements undertaken by Landlord and Tenant prior to the Commencement Date), and (ii) those leasehold improvements that Landlord does not require be removed shall become the property of Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease. Notwithstanding any provision in this Lease to the contrary, Tenant, at its cost, shall upon expiration or termination of this Lease remove its generator and any fuel tank associated with such generator unless Landlord and Tenant mutually agree that the generator and fuel tank are to remain on the Property. Those leasehold improvements that Landlord does not require be removed as provided above shall become the property of Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, provided that no monetary Default under this Lease (as defined below) has occurred and is continuing, upon the expiration or earlier termination of this Lease, Tenant shall have the right to remove all of Tenant’s trade fixtures from the Premises. With respect to all removals from the Building, including, but not limited to, Tenant’s required removal of leasehold improvements and Tenant’s removal of its trade fixtures, Tenant’s removal rights are conditioned on Tenant, at Tenant’s cost, and Tenant agrees to: (i) promptly repair any damage caused to the Building and/or the Premises as a result of such removal, (ii) restore such areas to the condition they were in immediately prior to removal of Tenant’s property, and (iii) perform such repairs and restoration in a good and workmanlike manner, in compliance with all Applicable Laws, and in a manner and with such materials so as to maintain the quality of the Building. If Tenant has removed or disabled any operating systems in the Premises that were present when possession of the Premises was delivered to Tenant, the Tenant at the Tenant’s expense shall restore such operating systems to working order at the termination of this Lease, unless the Landlord has at any time provided its written consent stating that such restoration is not required.

D. Tenant shall have the right to install, operate, and maintain a generator and above-ground fuel storage tank on the Property in an area mutually acceptable to Landlord and Tenant at all times during the Initial Lease Term as may be extended. Tenant shall not be charged any increase in Base Rent or any Additional Rent for locating the generator and fuel storage tank on the Property. The generator and fuel storage tank shall be for the exclusive use and operation of Tenant. The size and specifications of the generator and fuel storage tank must be mutually acceptable to Landlord and Tenant, and installation of said equipment is subject to Tenant’s compliance with the terms of Section 11.B of the Lease. Tenant shall be responsible for all costs relating to the installation, maintenance, repair and operation of the generator and fuel storage tank (including, but not limited to, installing any screening that may be required and complying with any requirements related to noise abatement). Tenant shall install required equipment and/or materials sufficient to catch and contain overfills, spills and leaks from fuel storage tanks and fuel lines. Tenant shall also be responsible to repair and restore any portion of the Building and/or Property damaged in any way by such installation to the condition that it or they were prior to such installation. Tenant shall perform such installation in accordance with the terms and provisions of Subsection B. above. If the presence of the generator and fuel tank increase Landlord’s insurance premium, Tenant shall pay any increased insurance cost caused by the presence of the generator and fuel tank (subject to Landlord’s documentation of the increased cost). Upon the termination of the Lease, Tenant shall remove the generator and fuel storage tank, unless Landlord shall give written notice to Tenant that the generator and fuel storage tank may remain on the Property, provided, however, in no event is Tenant required to leave the generator and fuel storage tank at the Property if Tenant desires to remove them. With respect to the generator, fuel storage tank and any other equipment allowed to remain on the Property upon the expiration or termination of this Lease, Tenant is not required to make repairs to such equipment, however, Tenant shall leave such equipment in the same condition it was in when it was being used by Tenant, and Tenant shall not remove parts from such equipment, damage such equipment or otherwise take any actions that adversely affect the value or usability of such equipment before turning it over to Landlord. The provisions in Section 11.C shall also govern Tenant’s removal of the generator and fuel storage tank. Tenant at Tenant’s cost shall obtain and maintain all permits needed for installation and operation of the generator and fuel storage tank, and Tenant shall install and maintain the generator and fuel storage tank in compliance with all Applicable Laws.

E. Tenant shall have the right to install supplemental HVAC equipment on or around the Building to support Tenant’s core business operations. Tenant shall have the right to access, install, operate and maintain the supplemental HVAC equipment on the roof, including glycol and related connections within the vertical riser and such other ancillary connections and equipment as may be reasonably required in support of such supplemental HVAC equipment, all at times during the Initial Lease Term as may be extended. Tenant shall not be charged any increase in Base Rent or any Additional Rent for locating the supplemental HVAC equipment on the Property, other than any additional utility costs related to the HVAC supplemental equipment. The location, size and specifications of the supplemental HVAC equipment and any ancillary equipment are subject to the mutual agreement of Landlord and Tenant, and are subject to Tenant’s compliance with the terms of Section 11.B of the Lease. Tenant shall be responsible for all costs relating to the installation, maintenance, repair and operation of the supplemental HVAC equipment and ancillary equipment (including, but not limited to, installing any screening that may be required and complying with any requirements related to noise abatement). Tenant shall also be responsible to repair and restore any portion of the Building and/or Property damaged in any way by such installation to the condition that it or they were prior to such installation. Tenant shall perform such installation in accordance with the terms and provisions of Subsection B. above. Tenant shall arrange for a separate meter for utilities for the supplemental HVAC equipment and ancillary equipment to be installed at Tenant’s expense. Upon the termination of the Lease, Tenant shall remove the supplemental HVAC equipment and ancillary equipment, unless Landlord shall give written notice to Tenant that the supplemental HVAC equipment and ancillary equipment may remain on the Property. Tenant shall comply with the requirements of Section 11.D with respect to any HVAC equipment allowed to remain on the Property. The provisions in Section 11.C shall govern Tenant’s obligations with respect to removal of the supplemental HVAC equipment. Tenant at Tenant’s cost shall obtain and maintain all permits needed for installation and operation of the supplemental HVAC equipment, and Tenant shall install and maintain the supplemental HVAC equipment in compliance with all Applicable Laws.

F. During the Initial Lease Term as may be extended, Tenant shall have the right at Tenant’s sole cost and expense to install, operate and maintain up to ten (10) antennae on the roof of the Building in an area to be determined by mutual agreement of Landlord and Tenant (Landlord may make reasonable reservations of roof space for the needs of future Building tenants). The placement, installation, operation and maintenance of the antennae on the roof of the Building shall be subject to 1.) the terms of Section 11.B of the Lease and 2.) the approval of Landlord for issues related to structural integrity of the Building (including payment of any reasonable and documented fees charged by the roofing contractor for reviewing and inspecting such roof work or the plans related thereto, and the cost of any repairs or other remedial work needed because of the installation of such antennae) and avoiding an unsightly installation and appearance, and compliance with reasonable screening requirements of Landlord, the City of O’Fallon and any and all covenants and restrictions and the like covering the Property, b.) approval from any and all required governmental authorities, c) Landlord’s right to grant similar rights to other tenants and/or any other entity with it being understood that such provision does not diminish or dilute the use or utility of Tenant’s rights hereunder for Tenant’s antennas and d.) Tenant’s installation of such antennas does not diminish or dilute the use or utility of other tenant’s antennas which were / are installed prior to Tenant’s installations. Prior to installation of any Roof Equipment, Landlord and Tenant shall execute a License Agreement in the form attached hereto as Exhibit I which shall, in addition to the provisions in this Section 11, govern Tenant’s rights and obligations with respect to the Roof Equipment.

G. With respect to all of Tenant’s continuing rights as set forth in Sections 11.D, 11.E. and 11.F above, Tenant’s rights thereunder shall be fully assignable to Tenant’s successors under this Lease and may be used by Tenant’s affiliates, but only on condition that (i) such equipment is being used in connection with operation of Tenant’s business at the Premises or the operation of the business of an affiliate of Tenant at the Premises (for example, Tenant is not permitted to allow an unrelated third party to place an antenna on the roof, if that antenna is not being used in connection with services being provided by or to Tenant by such third party), (ii) Tenant remains fully liable and responsible for such equipment and for compliance with all obligations and requirements of this Lease related to such equipment after such rights are assigned, and (iii) the rights of any such successor or affiliate is subject to all terms and conditions of this Lease (for example, if this Lease terminated, the rights of such successor or affiliate to use an antenna on the roof would also terminate). If requested by Landlord from time to time, Tenant shall provide Landlord with information as to the names and addresses of any persons or companies to which Tenant has assigned rights pursuant to Sections 11.D, 11.E. and 11.F above, and such additional information as may be necessary to show such assignment complies with all requirements of this paragraph 11.G.

12. Subletting and Assigning.

A. Except as otherwise provided in Section 12, Tenant shall not assign this Lease or sublet the Premises, or any portion of the Premises, nor allow the same to be used or occupied by any other person, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the next sentence, Tenant shall have the right to sublease all or a portion of the Premises, or to assign all of its leasehold rights under this Lease to any subsidiary, affiliate or successor of Tenant (collectively referred to as a “Related Party”), without Landlord’s consent if such sublessee only uses the Premises for the uses permitted under this Lease. In the event that a Related Party that is an assignee of the Lease or a sublessee of all or part of the Premises ceases to be a Related Party (for example, a sublessee that is a subsidiary of Tenant is sold to a third party and ceases to be related to Tenant), then effective on the date that such entity ceases to be a Related Party, it shall thereafter be deemed to be a Non-Related Party (as defined below) and all provisions in this Section 12 applicable to a Non-Related Party shall thereafter apply, including the obligation to comply with Section 12.B. In the event that Landlord consents to a sublease or Landlord’s consent is not required for such sublease (an “Approved Sublease”), the term of the Approved Sublease shall not extend beyond the term of this Lease. In no event shall any subtenant, assignee or other occupant use the Premises for any purpose other than that specifically set forth in Section 1 of this Lease, or otherwise specifically approved in writing by Landlord. Further, in no event shall Landlord’s consent to any sublease or assignment constitute a release of Tenant from the full performance of Tenant’s obligations under this Lease. Tenant shall remain liable for all obligations under this Lease notwithstanding any such assignment or sublease, and Tenant and such assignee shall all be primarily liable for all obligations under this Lease, and Landlord at its option may enforce its claims against any of them or all of them. Tenant shall reimburse Landlord for Landlord’s reasonable and documented out-of-pocket attorneys’ fees paid to non related third party attorneys as applicable in connection with reviewing and drafting all documents Landlord reasonably requires in connection with the transfer of Tenant’s interests. As a condition precedent to any permitted assignment being effective, the assignor and assignee shall execute and deliver to Landlord an assignment and assumption agreement in a form reasonably satisfactory to Landlord, or in the case of permitted transfers other than assignments, such as mergers, provide Landlord with a certified copy of the documents which operate to transfer this Lease, and in any event supply Landlord with prompt written notice of the assignment or sublease and the name and address of the assignee or sublessee. Notwithstanding the foregoing, 1.) Landlord’s right to approve the form of assignment used per this Section 12.A shall not entitle Landlord to charge any separate fees to Tenant or impose any other duties or conditions on Tenant except as expressly provided herein and 2.) Tenant shall at all times have the right to have its subsidiaries, affiliates, vendors, contractors, clients, customers and business partners occupy all or a part of the Premises from time to time without a sublease being executed and without the prior consent of Landlord. Tenant shall ensure that any such subsidiary, affiliate, vendor, contractor, client, customer or business partner complies with the terms of this Lease and the Building rules and regulations and shall responsible for any damage caused by, or costs arising to Landlord arising from the conduct of, such subsidiary, affiliate, vendor, contractor, client, customer or business partner. For purposes of this Lease, the term “affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

B. If Tenant seeks to sublease the Premises or to assign any of Tenant’s leasehold rights under this Lease to any person or entity, other than a person or entity identified in the second sentence of Subsection A above (collectively referred to as a “Non-Related Party”), Tenant shall submit the Required Information (defined below) regarding the proposed Non-Related Party sublessee or assignee to Landlord and Landlord shall provide its written approval or denial of such proposed sublease or assignment within twenty (20) calendar days after receipt of the Required Information. Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of the proposed sublease or assignment to a Non-Related Party. If Landlord does not provide Landlord’s approval or denial within the twenty (20) day time period, Landlord shall be deemed to have approved such Non-Related Party sublessee or assignee. If Tenant submits the Required Information to Landlord and Landlord reasonably determines that Tenant has not submitted all of the Required Information, Landlord shall promptly notify Tenant in writing of Tenant’s failure to provide the Required Information by specifying any information omitted from the Required Information. If Tenant supplies the omitted information from the Required Information to Landlord, Landlord shall have an additional ten (10) calendar days from the receipt of all of the Required Information to inform Tenant of Landlord’s approval or denial of the requested sublease or assignment. For purposes of this Lease, the term “Required Information” shall mean only 1.) an executed term sheet stating all material business aspects of the proposed sublease or assignment, 2.) a description of the sublessee’s or assignee’s proposed use of the Premises and business activities and 3.) the most recent financial statements of sublessee or assignee using generally accepted accounting principles and comprised of only an income statement and balance sheet, but in no event earlier than two (2) years prior to the submission of Tenant’s request for consideration of the sublease or assignment to a Non-Related Party. With respect to the requirement that Tenant must obtain Landlord’s consent to a sublease to a Non-Related Party, Landlord agrees that (i) Landlord shall not have the right to recapture such subleased space in connection with any requested approval for sublease, (ii) there is no restriction on the rent that Tenant may charge for the subleased space, and (iii) there is no restriction on Tenant competing with Landlord for any prospective occupant of the space to be subleased.

C. Notwithstanding Tenant’s entry into one or more subleases or assignments, Tenant remains fully liable for all obligations under this Lease with respect to the subleased or assigned space (whether or not Landlord has consented to the assignment or sublease, and whether or not Landlord’s consent is required for such assignment or sublease), and shall cause all such space to be maintained at all times in accordance with the requirements of this Lease. Tenant shall not permit its subtenants or assignees to take any actions which violate the terms of this Lease.

D. In the event that Tenant subleases the Premises or any portion of the Premises or assigns this Lease to a Non-Related Party, at a rent or for consideration in excess of that provided for in this Lease, Tenant shall pay to Landlord on a monthly basis as additional rent fifty percent (50%) of such net excess, after Tenant first fully recovers on a cash basis all reasonable and ordinary out-of-pocket costs that have been documented to Landlord, including, but not limited to, cash concessions, tenant improvement costs, brokerage fees and attorney fees, as incurred by Tenant incurred in obtaining the sublease or assignment.

13. Default.

A. This Lease and Tenant’s right to possession of the Premises is made subject to and conditioned upon Tenant performing all of the covenants and obligations to be performed by Tenant under this Lease, at the times and pursuant to terms and conditions set forth in this Lease. The occurrence of any of the following events shall be deemed to be an event of default on Tenant’s part under this Lease (a “Default”):

(i) Tenant fails to pay when due any Rent or other amount due to Landlord under this Lease, and such failure continues for six (6) or more business days after the effective date (as established pursuant to Section 21) of written notice from Landlord to Tenant of such failure; or

(ii) Tenant fails to carry or renew any insurance required to be maintained by Tenant under this Lease or fails to remedy or correct any hazardous condition, and such failure is not corrected for fifteen (15) or more business days after the effective date (as established pursuant to Section 21) of written notice from Landlord to Tenant of such failure; or

(iii) Tenant fails to comply with any other term, provision or covenant of this Lease (meaning one not described in clauses (i) or (ii) above), and such failure continues for thirty (30) days, or the additional time, if any, that is reasonably necessary to promptly and diligently cure such failure, after written notice thereof from Landlord, provided, however, that in no event shall the total cure period exceed one hundred and twenty (120) days; or

(iv) Subject to Section 34 of this Lease, Tenant files a petition in bankruptcy or a petition to take advantage of any insolvency statute, makes an assignment for the benefit of creditors, makes a transfer in fraud of creditors, applies for or consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or files a petition or answer seeking liquidation, reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state within the United States; or

(vi) Subject to Section 34 of this Lease, a court of competent jurisdiction enters an order, judgment or decree adjudicating Tenant, a bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approves a petition filed against Tenant, seeking liquidation, reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state within the United States, and such order, judgment or decree is not vacated, set aside or stayed within sixty (60) days from the date of entry of such judgment or decree, or Tenant consents to or otherwise ceases to contest such order, judgment or decree.

B. Upon the occurrence of a Default on Tenant’s part, Landlord may either (i) terminate this Lease, or (ii) terminate Tenant’s right of possession to the Premises without terminating this Lease. In either event, Landlord shall have the right to dispossess Tenant, or any other person in occupancy of the Premises, together with their property, and re-enter the Premises. Upon such re-entry, Tenant shall be liable for all reasonable expenses incurred by Landlord in recovering the Premises, including, without limitation, Tenant’s obligations under Sections 11.C and 14, clean-up costs, legal fees, removal, storage or disposal of Tenant’s property, and restoration costs.

C. In the event Landlord elects not to terminate this Lease, but only to terminate Tenant’s right of possession to the Premises, Landlord may re-enter the Premises without process of law if Tenant has vacated the Premises or, if Tenant has not vacated the Premises, by an action for ejection, unlawful detainer, or other process of law. No such dispossession of Tenant or re-entry by Landlord shall constitute or be construed as an election by Landlord to terminate this Lease, unless Landlord delivers written notice to Tenant specifically terminating this Lease. Landlord shall have no duty to prioritize the reletting of the Premises over the leasing of other vacant space within the Property or elsewhere. Notwithstanding the foregoing, Tenant shall remain liable for all past due Rent and late fees, plus all other obligations of Tenant under this Lease, including, but not limited to, the aforesaid expenses incurred by Landlord to recover possession of the Premises. In addition, Tenant shall be liable for all Rent thereafter accruing under this Lease, payable at Landlord’s election: (i) monthly as such Rent accrues, in an amount equal to the Rent payable under this Lease less the Net Rent (defined below) (if any) collected from any reletting, or (ii) the present value at the time of termination (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the termination date) of the amount, if any, by which (A) the aggregate of the Base Rent, Additional Rent and all other Rent payable by Tenant under this Lease that would have accrued for the balance of the then current Lease Term after termination (with respect to Additional Rent, such aggregate will be calculated by assuming that Expenses and Taxes for the calendar year in which termination occurs and for each subsequent calendar year remaining in the Term if this Lease had not been terminated will increase by three percent (3%) per year over the amount of Expenses and Taxes for the prior calendar year), exceeds (B) the present value of the Mitigation Credit (as defined below) at the time of termination (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the termination date). After Landlord has received possession of the Premises, Landlord shall use good faith efforts to relet the Premises, provided, however, Landlord shall have sole and absolute discretion (but such discretion must be exercised in good faith) to determine the manner and terms on which it relets the Premises. Any such lease signed by Landlord is referred to as a “Mitigation Lease”. The “Mitigation Credit” shall equal (i) the amount of Net Rent which Landlord will receive for the remainder of the currrent Lease Term from any reletting of the Premises occurring prior to the date of the award, or (ii) if Landlord has not used good faith efforts to relet the Premises, and such Premises have not been relet prior to the date of the award, then the amount, if any, of such Net Rent which could reasonably be recovered by reletting the Premises for the remainder of the current Lease Term at the then-current fair rental value. The term “Net Rent” shall mean the total amount of Rent payable (during the period coinciding with the remainder of the current term of this Lease) either: (i) pursuant to a Mitigation Lease if there is a Mitigation Lease, or (ii) if Landlord has defaulted on its obligation to use good faith efforts to relet the

Premises it would be the amount of Rent Landlord could have reasonably collected during said period, less in either case all reasonable expenses that Landlord has incurred or would have incurred in reletting the Premises, including but not limited to brokers’ fees, legal fees, and/or tenant finish costs and/or allowances required to be paid by Landlord in connection with any reletting (with the sum of all such costs being proportionally adjusted between the remainder of the then current Lease Term and any portion of the Mitigation Lease term which extends beyond the then current term of the Lease).

D. No action by Tenant after final judgment for possession of the Premises shall reinstate this Lease or Tenant’s right of possession of the Premises, and Tenant waives any and all rights of redemption in the event Tenant is judicially dispossessed. Should Landlord elect not to exercise any of its rights in the event of a Default, it shall not be deemed a waiver of such rights as to subsequent Defaults. All of the aforesaid rights of Landlord shall be in addition to any remedies which Landlord may have at law or in equity. Tenant shall pay all costs and attorneys’ fees incurred by Landlord in enforcing the covenants of this Lease.

E. A “Landlord Default” shall be deemed to exist under this Lease if Landlord fails to comply with any term, provision or covenant of this Lease or in the Letter Agreement (defined in Section 24), and such failure continues for thirty (30) days or more after written notice from Tenant of such failure to Landlord or, if such breach or noncompliance cannot be reasonably cured within such thirty (30) day period, Landlord does not in good faith commence to cure such breach or noncompliance within such thirty (30) day period. Tenant shall have certain self help rights described in Sections 7 and 13.G of this Lease and the Letter Agreement, subject to the terms and conditions set forth in those sections. Upon the occurrence of a Landlord Default, Tenant may exercise any remedies available to Tenant at equity or at law or pursuant to other provisions of this Lease, including Section 13.G. The term “First Mortgagee” shall refer to any person holding a first mortgage from time to time on the Property. Provided the First Mortgagee has given Tenant written notice of its name and address, Tenant shall copy the First Mortgagee on all default notices sent by Tenant to Landlord pursuant to this Section, and the First Mortgagee shall have the same cure rights that are granted to Landlord, and a cure of the Landlord default by the First Mortgagee within the cure period shall have the same effect as if the Landlord cured such default within the cure period.

F. If Tenant or Landlord commits an event of Default on paying any monetary obligation to the other, the defaulting party agrees to pay interest to the other on the amount owed at a rate equal to the lower of: (i) the maximum rate allowed by Applicable Laws, or (ii) twelve percent (12%) per annum, from the date due until paid (this rate of interest is sometimes referred to as the “Default Rate”).

G. 1. Upon the occurrence of a Landlord Default, Tenant shall have the right, but no obligation, to cure the Landlord Default, and Tenant may recover from Landlord the reasonable and documented cost incurred by Tenant in curing the Landlord Default, together with interest on said sum at the Default Rate from the date such cost was incurred until the date it is reimbursed. If Landlord fails to pay such amount to Tenant within fifteen (15) days after receipt of an invoice from Tenant, Tenant may sue to recover said amount and Tenant shall also have the setoff rights as provided in Section 13.G.2.

2. If Tenant claims a Landlord Default has occurred and has demanded payment from Landlord pursuant to Section 13.G.1 as a result thereof, and if Landlord notifies Tenant that it disputes such claim, and/or and fails or refuses to pay the amount demanded by Tenant to satisfy such claim within the 15-day period provided in Section 13.G.1, Tenant may serve Landlord with written notice advising that Tenant intends to set-off the amount Tenant claims is due from the Base Rent next payable (a “Set-Off Notice”). Within ten (10) days of Landlord’s receipt of a Set-Off Notice, Landlord may notify Tenant in writing that Landlord will initiate the expedited dispute resolution procedure described on Exhibit M hereto to determine whether a Landlord Default has occurred and if so, the amount owed by Landlord to Tenant pursuant to Section 13.G.1. If Landlord does not timely notify Tenant of its intent to initiate an expedited dispute resolution procedure, Tenant may deduct (set off) from the next payment of Base Rent the lesser of (i) the amount of damages Tenant claims it has suffered, or (ii) 25% of the next payment of Base Rent due. If Landlord timely notifies Tenant of its intent to initiate an expedited dispute resolution procedure, then the parties shall submit the resolution of Tenant’s claim to the expedited resolution procedure described on Exhibit M and shall not be entitled to exercise its set off rights during the pendency of the dispute resolution procedure. If an expedited dispute resolution procedure is triggered and results in a decision in favor of Tenant, Tenant shall be entitled to set off from Base Rent each month until the amount owed by Landlord is recovered, the lesser of (i) the amount determined to be due Tenant pursuant to the expedited resolution procedure described on Exhibit M, or (ii) 25% of the next payment of Base Rent due, to the extent consistent with the outcome of the expedited dispute resolution procedure.

3. Landlord acknowledges it is a party to a separate written agreement dated the same date as this Lease with Tenant’s Broker (“Broker Agreement”) which has created a legally binding obligation and agreement of Landlord to pay real estate commissions in accordance with the terms and conditions thereof. In the event Landlord fails to pay all or any portion of either the First Fee Installment or the Second Fee Installment (as those terms are defined in the Broker Agreement) in accordance with the Broker Agreement, then subject to the time provisions and notice procedures set forth below in this Section 13.G.3. Tenant shall have the option, but not the obligation, to pay all or any portion of either the First Fee Installment or the Second Fee Installment to Tenant’s Broker Fee directly to Tenant’s Broker subject to and in accordance with the terms and provisions of the Brokerage Agreement and then deduct said amount(s) from the next installment(s) of Rent otherwise coming due and payable to Landlord by Tenant pursuant to terms of this Lease. Notwithstanding anything to the contrary, prior to Tenant exercising its set off right under this Section 13.G.3 as relates to the payment of either the First Fee Installment or the Second Fee Installment, all the following conditions, comprised of and limited to, must have been met: a.) Tenant’s Broker delivered a properly drafted and complete brokerage fee invoice in the amount prescribed by the Brokerage Agreement to Landlord in the manner and at the address for delivery of notices under this Lease (an “Initial Invoice”); b.) Landlord did not pay the applicable Initial Invoice in full to Tenant’s Broker within thirty (30) days of Landlord’s receipt of the Initial Invoice; c.) in the case Landlord has not paid the applicable Initial Invoice, Tenant’s Broker shall have sent a second properly drafted and complete brokerage fee invoice to Landlord with the words “OVERDUE AMOUNT AND TENANT RENT SET OFF FOLLOWS” prominently noted thereon in bold capital letters (the “Late Notice Invoice”); d.) in the case Tenant’s Broker has sent such Late Notice Invoice, Landlord fails to pay the Late Notice Invoice in full to Broker within fifteen (15) days of the date of delivery of the Late Notice Invoice to Landlord, then Tenant’s rights of set off shall be deemed to have fully matured and Tenant may thereafter immediately pay to Tenant’s Broker the First Fee Installment or the Second Fee Installment, as the case may be, with no further obligations to provide any further notice or cure period to Landlord. None of the provisions set forth herein in connection the Alternative Dispute Resolution per Exhibit M shall apply to the matters contained in this Section 13.G.3 and Landlord agrees that the inability to obtain funds to pay either the First Fee Installment or the Second Fee Installment to Tenant’s Broker is not a Force Majeure Event.

4. Landlord’s decision to not trigger an expedited dispute resolution procedure in response to a claim by Tenant of a Landlord Default, shall not constitute a waiver by Landlord of any rights Landlord may have at law or equity to dispute Tenant’s claim.

14. Expiration or Termination of Lease; Holdover

A. Subject to Sections 14.B and 14.C, upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, without demand, in as good condition as when delivered to Tenant, reasonable wear and tear excepted, and shall remove all of Tenant’s trade fixtures, movable equipment, furniture, other personal property and all leasehold improvements (to the extent required by Section 11.C.), and shall comply with Section 11.C of this Lease. Tenant shall repair any damage caused by such removal in a good and workmanlike manner and in compliance with all Applicable Laws.

B. Tenant shall have the option to holdover for a fixed period of six (6) months after the termination of this Lease without Landlord’s consent if Tenant provides written notice of its intention to holdover not later than nine (9) months prior to the expiration of the then current Lease Term. During such six (6) month period of holding over, Tenant shall pay Landlord monthly Base Rent at the rate payable during the last month prior to such holdover together with all Additional Rent that is due for said period.

C. If Section 14.B is not applicable, but if Tenant is holding over with Landlord’s written consent, Tenant shall be deemed a holdover tenant from month to month and shall pay to Landlord monthly Base Rent and Additional Rent at the rate equal to one hundred fifty percent (150%) of the total monthly Base Rent and Additional Rent payable under this Lease during the last month prior to any such holdover.

D. If Tenant shall remain in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s written consent, Tenant shall be deemed a holdover tenant from month to month and shall pay to Landlord monthly Rent equal to: (i) one hundred fifty percent (150%) of the total Rent payable under this Lease during the last month prior to any such holdover for the first three months that Tenant holds over without Landlord’s consent, and (ii) two hundred percent (200%) of the total Rent payable under this Lease during the last month prior to any such holdover thereafter (this sentence shall not apply to situations governed by Sections 14.B or 14.C). Payment of such holdover rent does not entitle Tenant to remain in possession, and Landlord at its option may exercise its rights to evict Tenant, provided, however, this sentence does not apply during the period of time that Tenant’s holdover is governed by Section 14.B. Payment of such holdover rent does not preclude Landlord from recovering from Tenant any other damages incurred by Landlord that Landlord may be legally entitled to recover as a result of such holdover.

E. Unless Tenant is still in possession of the Premises, should any of Tenant’s property remain on the Property after the expiration or earlier termination of this Lease, it shall be deemed abandoned, and Landlord shall have the right to place such property in storage on or off of the Premises, to remove such property and to dispose of it at Tenant’s sole risk, cost and expense, and/or to retain such property as Landlord’s property. Tenant agrees to pay all reasonable storage charges if such property is placed in storage, and Tenant agrees to indemnify and hold Landlord harmless with respect to all liability and expense, including Landlord’s attorneys’ fees that Landlord may incur in connection with removing, storing and disposing of Tenant’s property. Any person storing Tenant’s property shall have a lien against Tenant’s property for such storage charges, and shall have the right to enforce such lien to satisfy said storage charge obligations.

15. Right to Cure Tenant’s Default.

A. If a Tenant Default exists and is continuing (the term “Default”, as defined in Section 13 above, means that Landlord has already given any required default notice to Tenant with respect to such default, and it also means that Tenant has not cured such default within the cure period allowed by this Lease), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, at Tenant’s expense, provided Landlord shall give Tenant three (3) business day’s advance notice that it is undertaking to cure Tenant’s default before commencing such cure.

B. If a Tenant default (which is not yet a Default) is causing an immediate threat of harm to persons or tangible property, Landlord may (but shall not be obligated to) cure such default of Tenant upon as much advance notice to Tenant as is practicable under the circumstances (which may be with fewer days notice than otherwise required by this Lease).

C. If Landlord incurs any reasonable expense that it is authorized to incur pursuant to Sections 15.A or 15.B, Tenant shall reimburse Landlord for same, as Additional Rent, within Thirty (30) days after receipt of Landlord’s invoice therefor, together with the interest, if any, Landlord may be entitled to charge thereon pursuant to the terms of Section 13.F.

16. Hold Harmless.

A. Subject to all other applicable terms and conditions in this Lease which limit or otherwise affect liability under this Lease (including but not limited to the waiver of subrogation provisions in Section 8 of this Lease with respect to damage to Landlord’s property), Tenant hereby agrees to indemnify, defend and hold Landlord, the property manager for the

Building and any mortgagee holding a mortgage on the Property (including, without limitation, their respective members, managers, officers, directors, agents and employees) (all of the foregoing are referred to as the “Landlord Indemnified Parties”) harmless from and against all actions, claims, causes of action, demands, damages, penalties and expenses of any kind (including, without limitation, attorneys’ fees and litigation costs) which are brought against the Landlord Indemnified Parties by any person or entity whatsoever, or which the Landlord Indemnified Parties may pay or incur with respect to any person or entity (including, without limitation, Tenant, its agents, employees, contractors, customers and invitees) as a result of: (i) and caused by any negligence or willful misconduct of Tenant or its agents, employees, contractors, customers, subsidiaries, affiliates, vendors, clients, and business partners or invitees in or about the Property, or (ii) any material breach or Default on the part of Tenant in the performance of any of its obligations under this Lease, or (iii) the improper use or improper occupancy of the Premises by Tenant, or (iv) Tenant’s use of any equipment, facilities or property in, on, or about the Property, or (v) any personal injury or property damage occurring on the Premises, but excluding from this indemnity, claims to the extent caused by the Landlord Indemnified Parties’ negligence or willful misconduct.

B. Subject to all other applicable terms and conditions in this Lease which limit or otherwise affect liability under this Lease (including but not limited to the waiver of subrogation provisions in Section 8 of this Lease with respect to damage to Tenant’s property), Landlord shall indemnify, protect, defend and hold Tenant (including, without limitation, its shareholders, officers, directors, agents and employees) (all of the foregoing are referred to as the “Tenant Indemnified Parties”), harmless from and against any and all liability and expense (including reasonable attorney’s fees and litigation costs) arising from all claims caused by the negligence or willful misconduct of Landlord or caused by the negligence or willful misconduct of Landlord’s agents, employees, or contractors, but excluding from this indemnity, claims to the extent caused by the negligence or willful misconduct of the Tenant Indemnified Parties.

17. Condemnation. If A.) the Premises in its entirety or B.) greater than 33% of the Premises, and greater than 33% of Tenant’s required parking hereunder, are taken pursuant to exercise of power of condemnation or eminent domain (a “Condemnation”), then either Tenant or Landlord may terminate this Lease by serving the other party with written notice, effective as of the taking date; provided that Tenant may exercise such termination right only in the event that the Premises (or the remaining portion of the Premises) would no longer be suitable for the purpose set forth in Section 1 of this Lease as a result of such Condemnation or transfer. If neither Tenant nor Landlord elect to terminate this Lease, then this Lease shall terminate on the taking date only as to that portion of the Premises so taken, and the Rent and other charges payable by Tenant shall be reduced proportionally. Notwithstanding the aforesaid, if any Condemnation takes a portion of the Property which does not materially affect the Premises or Tenant’s use of the Premises, or if any Condemnation takes a portion of the parking area on the Property the result of which does not reduce the minimum required parking ratio below that established by local code or ordinance, this Lease shall continue in full force and effect without modification. Further, notwithstanding the aforesaid, this Lease shall also continue in full force and effect without modification in the event that Landlord is able to provide substitute parking for Tenant that is reasonably suitable for Tenant’s needs. The Condemnation award for any and all realty and improvements shall be the sole property of Landlord. Nothing contained in this

Section 17 shall limit Tenant from seeking a recovery from the condemning authority for Tenant’s moving costs provided such recovery does not diminish the Condemnation award otherwise payable to Landlord.

18. Subordination. On condition that: (i) Tenant’s possession under this Lease is not disturbed so long as Tenant is not in Default under this Lease, (ii) the holder of the Mortgage (defined below) protect the Tenant Improvement Allowance and Additional Tenant Improvement Allowance for the benefit of Tenant, (iii) the subordination does not increase the Rent or increase any other cost burden of Tenant under the Lease, and (iv) the subordination does not increase any administrative burden of Tenant under the Lease in more than a de minimis manner, Tenant hereby subordinates this Lease to all mortgages, deeds of trust and underlying leases, as well as to any extensions or modifications thereof (collectively referred to as “Mortgages”), now of record or hereafter placed of record that affect the Premises. The subordination in the preceding sentence is self-executing without the execution of any additional documents by Tenant, however, Tenant shall, at the written request of Landlord, execute a Subordination, Non-Disturbance and Attornment Agreement, in the form attached hereto as Exhibit H, from any holder of a Mortgage on the Property from time to time, with such changes to such form as may reasonably be requested by such lender, which agreement shall also a.) include protection of and for the Tenant Improvement Allowance and Additional Tenant Improvement Allowance for the benefit of Tenant, b.) not increase the Rent or increase any other cost burden of Tenant under the Lease, and c.) not increase any administrative burden of Tenant under the Lease in more than a de minimis manner) as a condition precedent to any subordination of the Lease.

19. Liens. Tenant shall not mortgage or otherwise encumber or allow to be encumbered its interest in this Lease without obtaining the prior written consent of Landlord which consent may be withheld in Landlord’s sole discretion. Should Tenant cause or permit any mortgage, lien or other encumbrance (singularly or collectively referred to as “Encumbrance”) to be filed, against the Premises or the Property without Landlord’s consent, Tenant shall dismiss or bond (pursuant to a bond reasonably satisfactory to Landlord, which bond shall be payable to and shall be delivered to Landlord) against same within twenty (20) days after the filing of such Encumbrance. If Tenant fails to remove or to bond over said Encumbrance within said twenty (20) days, Landlord shall have the absolute right, but no obligation, to remove said Encumbrance by commercially reasonable measures, including, without limitation, payment of such Encumbrance, in which event Tenant shall reimburse Landlord immediately upon receipt of Landlord’s invoice therefor, as Additional Rent, for all costs expended by Landlord, including reasonable attorneys’ fees, in removing said Encumbrance. All of the aforesaid rights of Landlord shall be in addition to any remedies which either Landlord or Tenant may have available to them at law or in equity. Tenant may only bond over an Encumbrance in lieu of removing it if it is diligently contesting the Encumbrance in good faith and only if Tenant complies with the requirements of the next sentence. In order for Tenant to have the right to contest an Encumbrance, Tenant shall: (i) notify Landlord in writing of the existence of the Encumbrance, and provide Landlord with a copy of the Encumbrance, and a statement that Tenant intends to diligently contest the Encumbrance, along with a brief description of the dispute, (ii) provide the bond required by the preceding sentence, (iii) keep Landlord informed of the status of the contest and provide Landlord with such information related thereto as Landlord may request from time to time, (iv) diligently pursue the contest at Tenant’s sole cost and expense, and (v) cause the Encumbrance to be released and discharged by the earlier of: (a) thirty (30) days after there is a final resolution of such contest by final judgment or settlement, or (b) at least two (2) business days prior to the date on which a foreclosure or other sale is scheduled to enforce the Encumbrance.

20. Compliance with Laws.

A. Landlord and Tenant shall comply with all applicable federal, state and local statutes, ordinances, rules, regulations, orders and decisions (collectively, “Applicable Laws”) in connection with its activities at the Premises and in connection with use, maintenance, repair and alteration of the Premises. In addition, Tenant shall comply with any reasonable requirements of Landlord’s insurance carrier with respect to Tenant’s use of the Premises to the extent such compliance does not modify or interfere with Tenant’s Permitted Uses of the Premises which are set forth in clause (i) of Section 7 of the Basic Lease Data Section of this Lease.

B. Tenant shall not use, store, manufacture, dispose of or discharge any “Hazardous Materials” (as defined below) from or on the Premises or any other portion of the Building or Property, except as permitted by Subsection 20.C.

C. Tenant is permitted to handle Hazardous Materials that are incidental to the Permitted Uses authorized in the Basic Lease Data Section of this Lease, if any (referred to as “Permitted Hazardous Materials”), provided that: (i) such Permitted Hazardous Materials are stored, handled and disposed of in compliance with all Applicable Laws, (ii) such Permitted Hazardous Materials are stored, handled and disposed of at all times in a manner which does not endanger the health of Building occupants or other persons, and (iii) Tenant has disclosed to Landlord the substances that are being handled and the manner in which they will be handled, and Landlord has given its consent thereto.

D. Landlord reserves the right, from time to time, to require Tenant to provide reasonable proof, reasonably satisfactory to Landlord, that Tenant is complying with the covenants and obligations set forth in this Section 20.

E. Tenant agrees to defend, indemnify and hold harmless Landlord, any holder of a mortgage on the Property (but only to the extent of the mortgagee’s real property interest in the Property), and their respective agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature (including, without limitation, expert fees, penalties, fines, removal, clean-up, transportation, disposal and restoration expenses, consultants’ fees and attorneys’ fees), arising out of any injury or damage to any person, property or business, including that of Landlord, resulting from any use, storage, disposal, discharge or existence of Hazardous Materials (including Permitted Hazardous Materials) to the extent caused by Tenant, its employees, contractors, any one using the Premises by, through or under Tenant, or invitees upon the Premises. Further, upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord free from all Hazardous Materials (including Permitted Hazardous Materials) introduced to the Premises by Tenant, its employees, contractors, any one using the Premises by, through or under Tenant, or invitees. All of the obligations, duties and indemnifications set forth in this Section 20 shall survive the expiration or earlier termination of this Lease with such limits as provided herein.

F. For purposes of this Lease, the term “Hazardous Materials” shall be defined as all substances presently designated or hereafter designated as being hazardous substances under any Applicable Laws, and all other wastes and substances, now or hereafter defined as hazardous, toxic, dangerous or otherwise regulated under federal, state or local environmental law or regulation, including, but not limited to, explosives, radioactive materials, polychlorinated biphenyls (PCBs), petroleum products, asbestos containing materials, biohazards, hazardous chemicals and radon gas.

21. Notices. In order to be deemed effectively given, all notices that are required or permitted to be given under this Lease shall only be in writing, shall include all dual notice addresses as provided herein, and shall be addressed to the parties to this Lease at their respective addresses set forth in the Basic Lease Data Section of this Lease, and shall be delivered only by (a) United States registered or certified mail, with postage prepaid and receipt requested, (b) a nationally recognized overnight commercial package courier/delivery service, or c.) hand delivered with a written receipt therefore. A copy of notices sent to Landlord shall also be sent to Landlord’s attorneys at the following address:

Stone, Leyton & Gershman,

A Professional Corporation

7733 Forsyth, Suite 500

Clayton, Missouri 63105

Attn: Steven M. Stone, Esq.

Telecopy No.: 314/721-8660

A notice sent by certified or registered mail shall be effective as of the third business day following the day it is deposited in the mail, whether or not it is received. A notice sent by courier or hand delivery is effective on delivery. Either party may designate a different address or addresses by giving the other party written notice of its new address(es).

22. Liability.

A. Notwithstanding anything to the contrary in this Lease, the term “Landlord”, as used in this Lease, is defined as the current owners, from time to time, of the Building. In the event the Building is transferred, the party conveying same is automatically released on the date the Building transfer becomes effective, from all liability with respect to any obligations thereafter occurring or covenants thereafter to be performed by the Landlord or its agents.

B. Landlord and its property manager shall not be liable or responsible for the act of any third party (including, but not limited to, tortious and criminal acts), including other tenants of the Building, or the employees, agents, servants, invitees or contractors of such tenants, or other third parties, provided, however, this Section 22.B does not release Landlord from liability, if any, for the acts of a third party that is acting pursuant to the Landlord’s direction or control.

C. It is expressly understood and agreed that none of Landlord’s covenants under this Lease are personal in nature. Tenant agrees to look solely to the estate and property interest of Landlord in the Building (and that portion of the Property, if any, that is owned by the owner of the Building at the time such claim is made) for the satisfaction of Tenant’s remedies or the collection of any judgment or other judicial process requiring the payment of money by Landlord, and no other property or assets of Landlord (or any of Landlord’ members) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.

D. In no event shall either party be liable to the other for consequential or punitive damages.

23. Estoppel Certificates and Other Information.

A. Within twenty (20) days after Landlord’s request, Tenant shall execute and return to Landlord or its designee a statement in a form reasonably requested by Landlord certifying, to the extent true, that this Lease is unmodified and in full force and effect, that Tenant has no defenses, offsets or counterclaims against its obligations to pay any Rent or to perform any other covenants under this Lease, that there are no uncured Defaults of Landlord or Tenant, the dates to which the Rent and other charges have been paid, and any other information reasonably requested by Landlord. In the event Tenant fails to return such statement within said twenty (20) days, setting forth the above or, alternatively, setting forth any lease modifications, defenses and/or uncured Defaults, Tenant shall be in Default under this Lease or, at Landlord’s election, it shall be deemed that Landlord’s statement is correct with respect to the information contained in such statement. Any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser, mortgagee, or assignee of any mortgagee of the Property.

B. At such times, if ever, that Tenant is not a public company whose stock is traded on a public stock exchange, then upon Landlord’s written request from time to time, Tenant shall provide Landlord with a copy of its most recent annual and most recent quarterly (or monthly) financial statements (the “Financial Statements”), which shall be delivered to Landlord within ten (10) days after Landlord’s request. If any of said Financial Statements have been audited, such audited Financial Statements shall be provided to Landlord. If the Financial Statements for Tenant are not audited, then an authorized representative of the party that is the subject of the Financial Statements shall certify to Landlord in writing that said Financial Statements fairly present the financial condition of the party that is the subject of the Financial Statements. Such Financial Statements shall be provided in written format, and the format shall be acceptable provided it contains at least as much detail as would be considered commercially reasonable for financial statements delivered to a bank. Landlord may provide copies of the

Financial Statements to its lenders, its prospective lenders, to prospective purchasers and purchasers of the Building, and to members and prospective members of Landlord’s limited liability company. Tenant shall provide such additional financial or other information as Landlord may reasonably request from time to time.

24. Brokerage.

A. Each party represents and warrants to the other that it has not directly or indirectly dealt with any broker or agent relative to this Lease or had its attention called to the Premises by any broker or agent, except for those persons, if any, identified in the Basic Lease Data Section of this Lease named as Landlord’s Broker and Tenant’s Broker. Landlord agrees to pay and is solely responsible for paying the commission owing to Landlord’s Broker pursuant to separate agreement. Landlord is signing a letter agreement of even date herewith (the “Letter Agreement”) whereby Landlord agrees to pay a leasing commission to Tenant’s Broker in accordance with the terms of the Letter Agreement. Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all liability and expense arising from all claims for commission arising out of the execution and delivery of this Lease, if the person claiming the commission claims to have been hired by Landlord. Except as otherwise provided in this Section and the Letter Agreement, Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all liability and expense arising from all claims for commission arising out of the execution and delivery of this Lease, if the person claiming the commission claims to have been hired by Tenant.

B. If Tenant expands its space in the Building during the Initial Term of this Lease, Landlord shall pay an additional brokerage commission to Tenant’s Broker as provided in the Letter Agreement.

C. Landlord acknowledges that (i) Tenant’s Broker has disclosed to Landlord that Tenant’s Broker is the sole exclusive representative of Tenant under a buyer’s brokerage agreement, which provides that the lessor, which leases premises to Tenant, shall pay the commission to Tenant’s Broker; and (ii) Tenant’s Broker does not represent the interests of Landlord in connection with this Lease and any communication by Landlord or Landlord’s Broker to Tenant’s Broker is the same as communicating to Tenant.

25. Severability. In the event any provision of this Lease is found to be invalid or unenforceable, the same shall not affect or impair the validity or enforceability of any other provision.

26. Personal Property Taxes. Tenant shall timely pay all personal property taxes assessed against Tenant’s personal property. In the event any of Tenant’s personal property is assessed with the personal property of Landlord, Tenant shall pay to Landlord an amount equal to Tenant’s share of such taxes, within thirty (30) days after receipt of Landlord’s statement. Landlord and Tenant agree to cooperate in good faith to have their separate personal property separately assessed.

27. Force Majeure. Landlord and Tenant each shall be excused from performing any obligation or undertaking in this Lease (specifically excepting, however, Tenant’s obligation to pay Rent and any other monetary obligation required under this Lease) in the event and/or so long as the performance of any such obligation is prevented, delayed, retarded or hindered by causes not within the reasonable control of the party asserting such delay (collectively, “Force Majeure Events”), and any deadlines for performance shall be extended by the number of days that performance has been delayed by Force Majeure Events. Force Majeure Events shall include the following to the extent such event was not within the reasonable control of the party asserting that such event has delayed its performance: act of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure equipment, facilities, materials, or supplies in open market (the open market shall include markets within the continental United States to the extent such markets are a commercially reasonable source for necessary materials), failure of power, failure of transportation, strikes, lockouts, action of labor unions, condemnation, requisitions, laws, orders of government or civil or military authorities, or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the party asserting such delay.

28. Parking.

A. Parking is available on an unreserved basis to all Building tenants. The ratio of the parking to the RSF of the Building is five (5) spaces for each 1,000 RSF of office space leased in the Building (the foregoing ratio of the number of parking spaces to RSF referred to as the “Parking Allocation”). Landlord hereby grants to Tenant its full prorata parking allocation at all times during the term of the lease. The Parking Allocation may be comprised of both reserved and unreserved parking spaces. Parking shall at all times be provided without any separate parking fee or charge (other than Tenant’s pro rata share of costs incurred in connection with the parking area that are included in Operating Expenses). During the Initial Lease Term or any Renewal Lease Term, Landlord shall not allow any tenant in the Building or to any other person or entity to receive a number of parking spaces in relation to RSF greater than the Parking Allocation, which size of Parking Allocation shall be the maximum level of parking spaces for each 1,000 RSF for the entire Building.

B. Landlord grants Tenant the right to have twenty (20) reserved parking spaces (said 20 reserved spaces constitute part of Tenant’s Parking Allocation) at the location shown on Exhibit K. Landlord and Tenant shall seek to cause the reserved parking spaces to be as close as possible to the entry doors to the Building and shall mark the reserved parking spaces as “TWTC Reserved.” This reserved parking is provided without any separate parking fee or charge. During the Initial Lease Term or any Renewal Lease Term, Landlord shall not allow any tenant in the Building or to any other person or entity to receive a number of reserved parking spaces that is greater as a ratio of reserved parking spaces to unreserved parking spaces than the ratio of Tenant’s reserved parking spaces to Tenant’s unreserved parking spaces, without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.

C. There is a Cross Parking and Cross Access Easement recorded in St. Charles County, Missouri in Book 2870, page 1477, as amended by a First Amendment to Cross

Parking and Cross Access Easement recorded in Book 4159, page 1017 (as amended, the “Cross Easement”) encumbering the Property whereby there are cross access easements and cross parking easements created between this Property, and the adjoining hotel property, the restaurant property, and the site of the proposed Summit II office building. Tenant’s invitees and employees have available for their use the cross parking and cross access easements created by the Cross Easement. The Cross Easement governs the use of the parking and access easement areas created pursuant to the Cross Easement. Parking on the parking areas covered by the Cross Easement shall be limited to occupants of the hotel property, the restaurant property, the Summit I office building, and the proposed Summit II office building, and their respective employees and invitees.

D. At all times during the Initial Lease Term as it may be extended, Landlord shall use commercially reasonable efforts (including towing as required and diligent efforts to enforce the parking provisions of other tenants’ leases) to diligently enforce all of Tenant’s rights pursuant to this Section 28.

29. Signage.

A. Tenant shall not place or permit to be placed any sign, advertisement, notice or other display on any part of the outside of the Premises, except as otherwise permitted by the Signage paragraph in the Basic Lease Data Section of this Lease and this Section. Subject to Section 29.B, during the Initial Lease Term and any Renewal Term, if Tenant leases at least fifty percent (50%) of the RSF in the Building or the amount of RSF leased by Tenant in the Building makes Tenant the single largest tenant within the Building, Tenant shall have the exclusive right to have two (2) backlighted signs containing Tenant’s corporate logo on top the façade of the Building so long as such signage does not interfere with any antennae on top of the Building. Tenant shall also have the right to place Tenant’s corporate logo proportionately sized based on Tenant’s RSF on a backlighted monument sign facing the main road fronting the Building. Any other tenant, who wishes to have signage on the monument sign for the Building, must be required to lease at least one (1) full floor of office space within the Building and shall only be allowed a sign strip not larger in size than its proportionate percentage of RSF leased in the Building in relation to the total size of the sign area on the monument sign for the Building. The design and placement of the foregoing described signage of Tenant is set forth on Exhibit J.

B. If at any time during the Initial Lease Term or any Renewal Lease Term, Tenant leases less than fifty percent (50%), but greater than thirty percent (30%) of the RSF in the Building, Tenant shall then have the non-exclusive right to have the same nature and quality of signage on the Building in accordance with the terms and provisions of Subsection A. above, but Tenant shall have only fifty percent (50%) of the total permissible signage described in Subsection A above and only one (1) sign on the façade of the Building. At any time that the RSF that Tenant leases within the Building is less than fifty percent (50%), but greater than thirty percent (30%) of the RSF in the Building, Tenant shall remove the excess signage as described in the preceding sentence within three (3) months of the date on which Tenant leases such lesser RSF.

C. All signage: (i) must comply with Landlord’s applicable sign criteria; (ii) is subject to reasonable approval by Landlord of such signage and its placement, said approval shall not be unreasonably withheld, conditioned and/or delayed; (iii) is subject to Tenant obtaining all necessary governmental and subdivision indenture consents and permits and complying with all Applicable Laws with respect to the installation and maintenance of such signage; and (iv) must be removed by Tenant at Tenant’s expense at the termination of this Lease. All costs and expenses of any kind associated with signage (including, but not limited to, the costs of designing, manufacturing, installing, maintaining, replacing and removing signage and the costs of obtaining all necessary approvals and permits) shall be paid by Tenant.

30. Assignment or Transfer by Landlord. Landlord may at all times assign all or part of its interest in this Lease, or may sell or transfer all or part of its interest in the Property. Tenant agrees to attorn to Landlord’s purchaser or assignee and Landlord’s purchaser shall agree to recognize all aspects of this Lease as proscribed for Landlord hereunder.

31. Miscellaneous.

A. All of the covenants of Tenant under this Lease shall be deemed and construed to be “conditions” as well as “covenants”, as though both words were used in each separate instance within this Lease.

B. The Section headings appearing in this Lease are inserted only as a matter of convenience, and in no way define or limit the scope of any Section.

C. All of the terms of this Lease shall extend to and be binding upon the parties to this Lease and their respective heirs, executors, administrators, successors and permitted assigns.

D. This Lease and the parties’ respective rights under this Lease shall be governed by the laws of the State of Missouri. In the event of litigation, suit shall be brought in St. Louis County, Missouri or St. Charles County, Missouri.

E. Each party to this Lease has participated in the drafting of this Lease, and expressly acknowledges such joint participation, to avoid application of any rule construing contractual language against the party which drafted such language.

F. This Lease is modified and affected by the Exhibits and Addenda which are attached to this Lease and made a part of this Lease.

G. Submission of this Lease by Landlord shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until a copy of this Lease has been fully signed by Landlord and Tenant and delivered to each party.

H. Time is of the essence in this Lease and all of its provisions. If the date provided for the performance of any act under this Lease occurs on a Saturday, Sunday or a holiday observed by national banks in the State of Missouri, then the time for the performance of such act shall be deemed extended to the next following business day.

I. The person or persons executing this Lease on behalf of Landlord and Tenant, respectively, hereby covenant, represent and warrant that: (i) each is duly organized and validly existing as the type of entity described in the first paragraph of this Lease, (ii) each is in good standing under the laws of the state in which it is organized, (iii) each has the power to enter into this Lease, (iv) the person or persons executing this Lease on behalf of Landlord and Tenant, respectively, are duly authorized to execute this Lease on its behalf, and (v) this Lease is binding on Landlord and Tenant, respectively. At the time this Lease is signed, Tenant shall provide Landlord with certified resolutions (or other evidence of authority reasonably satisfactory to Landlord) of its governing body authorizing the execution of this Lease.

J. In the event of any litigation or other proceedings (including, but not limited to, arbitration and bankruptcy proceedings) between Landlord and Tenant concerning this Lease or the Premises, the non-prevailing party shall pay to the prevailing party all court costs and reasonable attorneys’ fees and costs of such litigation or other proceeding, if any, incurred by the prevailing party in connection with such litigation or other proceeding.

K. In the event that Landlord is made a party to any litigation or other proceedings involving third parties as the result of any alleged act or omission by Tenant, Tenant shall pay to Landlord all court costs and reasonable attorneys’ fees and costs of such litigation or other proceeding, if any, incurred by the Landlord in connection with such litigation or other proceeding (examples, include such things as mechanic’s lien litigation arising out of work performed by a contractor hired by Tenant, or a dispute between Tenant and a sublessee of Tenant). This Section does not apply if Landlord’s involvement in the third party litigation is not due to acts or omissions of Tenant or if Landlord would otherwise have been a party to the third party litigation without regard to acts or omissions of Tenant.

L. This Lease and the Exhibits and Addenda to this Lease constitute the entire agreement between Landlord and Tenant concerning Tenant’s lease of the Premises, and said Lease and exhibits supersede in their entirety all prior agreements, including all letters of intent.

M. No amendment to this Lease shall be binding on a party to this Lease unless the amendment is in writing and signed by the party to be bound.

N. No waiver shall be binding on a party unless the waiver is in writing and signed by the party to be bound. Delay in enforcing rights shall not constitute a waiver of the right to enforce such rights. Failure to strictly enforce the terms of this Lease shall not constitute a waiver of Landlord’s rights to at any time thereafter strictly enforce the terms of this Lease. Acceptance by Landlord of part of a payment due under this Lease shall not constitute a waiver of Landlord’s rights to enforce a Default resulting from failure to make the full payment due, and shall not constitute an accord and satisfaction, unless both Landlord and Tenant sign a separate written agreement (meaning separate from any writing on any check tendered to Landlord) expressly setting forth the terms of the waiver or accord and satisfaction. The parties agree that Landlord shall not be bound by any agreements or language on any checks tendered to Landlord by or on behalf of Tenant.

O. The following obligations under this Lease shall survive any expiration or earlier termination of this Lease for any reason: (i) all Tenant and Landlord indemnification obligations, (ii) Tenant’s obligation to keep the Premises free of liens, (iii) all obligations Tenant had to maintain the Premises in the condition required by this Lease during the time that it was in possession, (iv) all obligations Tenant has at the termination of this Lease to remove Tenant improvements, to restore the Premises as required by this Lease and to repair damage caused by the removal of property from the Premises, (v) all unpaid monetary obligations which pertain to periods prior to the date this Lease terminated, (vi) any obligation to confirm that its rights under this Lease have terminated, (vii) all damages due to Landlord or Tenant as a result of any default by the other under this Lease, and (viii) all obligations of Tenant pursuant to Sections 13, 31.J and 31.K of this Lease. The obligations which survive are those obligations which accrued before the expiration or termination of this Lease. For example, if person X slips and falls in the Premises the day before this Lease terminates, Tenant’s obligation to indemnify Landlord against any claim by person X shall survive termination of the Lease since Tenant’s obligation to indemnify Landlord against that liability claim accrued prior to termination of the Lease, however, if person Z slips and falls in the Premises the day after this Lease terminates, this Section O does not create any obligation of Tenant to indemnify Landlord against any claim by person Z since Tenant did not have an accrued obligation with respect to Z as of the date the Lease terminated.

P. Nothing in this Lease, expressed or implied, is intended to confer upon any organization, person, corporation, partnership, joint venture or other entity, other than the parties to this Lease, any rights or remedies of or by reason of this Lease.

Q. Tenant’s officers, employees, invitees and customers shall have access to the Premises at all times (including hours other than normal business hours); provided, however, that after normal business hours Landlord may elect to impose reasonable security precautions to restrict access to the Premises by other persons, and further provided that Landlord may reasonably restrict access to the Building pursuant to Section 10 above.

32. [INTENTIONALLY DELETED].

33. Recording. If requested by Tenant, Landlord and Tenant will execute a memorandum of lease in the form attached as

Exhibit L, which may be recorded by Tenant in the St. Charles County real estate records. Upon the termination of this Lease or upon any information in such memorandum becoming inaccurate, Tenant or Landlord shall, upon request of the other party, promptly execute an instrument in recordable form that states that the Lease has terminated, or that corrects any inaccurate information, as the case may be.

34. Bankruptcy of Tenant. Landlord shall be entitled to all rights and remedies under this Lease, in addition to any other rights and remedies that may be available to Landlord, in the event that Tenant files, or has filed against it, a petition under the Bankruptcy Code (11 U.S.C. §101, et. seq., as from time-to-time amended).

35. Expansion Rights.

A. Tenant shall have the continuing right to lease all or any portion of the space within the Building not initially leased by Tenant that is vertically or horizontally contiguous to the Premises, under the same terms, conditions and provisions of this Lease (except as such terms are modified by this Section), if Landlord receives Tenant’s written election to lease additional space prior to the date on which Landlord and one (1) or more tenants have executed a term sheet or a lease agreement relating to such space (the space is referred to as “Expansion Space” and the option is referred to as the “Expansion Option”). If Tenant exercises the Expansion Option later than twelve (12) months after the Commencement Date, Tenant shall have the option either (i) to receive a Tenant Improvement Allowance for the Expansion Space in an amount prorated based upon the remaining portion of the Initial Lease Term or (ii) to receive the full amount of the Tenant Improvement Allowance (Forty Dollars and No Cents ($40.00) per RSF of Expansion Space), but the monthly amount of the Base Rent shall increase to reflect Landlord financing the amount by which the full Tenant Improvement Allowance exceeds the prorated amount of the Tenant Improvement Allowance that Tenant would be entitled to receive under clause (i) (referred to as the “Amount Financed”). The Amount Financed shall bear interest at 8.5% per annum and be amortized on a straight line basis over the remainder of the Initial Lease Term, and the monthly Base Rent shall be increased by the monthly amount that is amortized. Notwithstanding the foregoing, Landlord shall have no obligation, and no requirement shall exist for Landlord, to hold or to reserve any additional space within the Building or to hold any such space off the market. Landlord shall be free to lease all or any of such remaining office space within the Building to any party without any prior notice to Tenant.

B. If Tenant exercises its option to lease Expansion Space, the parties shall execute an amendment to this Lease reflecting the addition of any Expansion Space to the Lease. Tenant’s lease of the Expansion Space shall be co-terminous with Tenant’s lease of the original Premises (“Original Premises”). Base Rent for the Expansion Space shall be at the same rate per RSF as the rate for the Original Premises and the rate shall change on the same dates as the rate changes for the Original Premises (for example, if the Base Rent for the Original Premises was $21.93 per RSF on May 15, 2009, and the Expansion Space was delivered to Tenant substantially completed on May 15, 2009, Tenant would commence paying Base Rent for the Expansion Space at the rate of $21.93 per RSF commencing on May 15, 2009).

C. Notwithstanding any provision to the contrary herein, (i) each parcel of Expansion Space must contain at least 3,000 RSF, (ii) the term for which Tenant will be paying Base Rent for the Expansion Space shall not be less than three (3) years, and (iii) no Default shall exist and be continuing under this Lease at the time that the Expansion Option is exercised. In the event that the amount of time remaining under the current term of the Lease would be less than three years at the time the Expansion Space is added to the Lease, Tenant shall have the right in order to satisfy the requirement of a three (3) year lease term to extend the existing Lease Term for the entire Premises to a new expiration date that is three years after the date on which Tenant begins paying Base Rent on the Expansion Space. This extension shall not affect the existing renewal options of Tenant for the Premises. During such stub period, the Base Rent shall continue at the same rate per RSF as being paid by Tenant in the month preceding the commencement of such stub period, except that the annual 2% escalation shall continue to be applied at the commencement of each new Lease Year during the Initial Lease Term (and any escalation formula applicable during a renewal period shall continue to be applied if the extension occurs during a renewal period).

D. In the event that Tenant elects that Landlord shall be responsible to coordinate the construction work and/or renovation work within the Expansion Space, then the Rent Commencement Date for such Expansion Space shall be the date on which Landlord has delivered possession of the Expansion Space to Tenant in substantially completed condition based on the plans and specifications of Tenant that were approved by Landlord. Notwithstanding the foregoing, if the Rent Commencement Date for the Expansion Space is delayed due to Tenant Delay, then the Rent Commencement Date shall be accelerated to the date the Rent Commencement Date would have reasonably occurred had the Tenant Delay not occurred.

E. In the event that Tenant elects to be responsible to coordinate the construction work and/or renovation work within the Expansion Space, then the Rent Commencement Date for such Expansion Space shall be the sooner to occur of a.) one hundred and fifty (150) days following the delivery the Expansion Space by Landlord to Tenant in vacant condition or b.) that date on which Tenant commences to use the Expansion Space for business purposes which shall not be deemed to include the work undertaken by Tenant and its contractors within the Expansion Space. Notwithstanding the foregoing, Tenant shall be responsible to use commercially reasonable efforts to prepare the Expansion Space for occupancy as soon as reasonably possible after it is delivered to Tenant.

36. Right of First Offer.

A. During the Initial Lease Term or any Renewal Lease Term, Landlord grants to Tenant a continuing right of first offer (“ROFO”) to lease any space within the Building not initially leased by Tenant (“Second Generation Space”), but which has been subsequently leased by another tenant and then becomes available to be leased. Tenant’s ROFO is subject to any renewal, expansion or other rights or options that Landlord may have granted to third parties prior to Tenant exercising its ROFO.

B. Upon each occasion of any Second Generation Space becoming available for lease, Landlord shall give Tenant written notice of the availability of Second Generation Space. If Tenant desires to lease all or a specified portion (subject to the limitation in 36.D) of the Second Generation Space described in Landlord’s notice letter (the “Notice Space”), Tenant shall notify Landlord in writing within ten (10) business days after the date of Landlord’s notice letter that it is electing to lease all or a specified portion of the Notice Space. If Landlord does not receive Tenant’s election to lease the Notice Space within ten (10) business days after the date of Landlord’s notice letter, then Landlord shall be free to lease all or any part of the Notice Space to third parties on any terms, and Tenant shall have no further rights with respect to said Notice Space.

C. If Tenant exercises its ROFO to lease Second Generation Space, the Base Rent for the Second Generation Space shall be equal to the “Fair Market Rental Rate” as that term is defined, adjusted and determined in accordance with Sections 37.B. and C.

D. Notwithstanding any provision to the contrary herein, (i) each parcel of Second Generation Space must contain at least 3,000 RSF, (ii) the term for which Tenant will be paying Base Rent for the Second Generation Space shall not be less than three years, and (iii) no Default shall exist and be continuing under this Lease at the time that the ROFO is exercised.

E. The parties shall execute an amendment to this Lease reflecting the addition of any Second Generation Space to the Lease. Tenant’s lease of the Second Generation Space shall be co-terminous with Tenant’s lease of the original Premises. Landlord is not obligated to provide any allowance in connection with Second Generation Space. If the calculation of the Fair Market Rental Value is based on an assumption of a new base year for operating expenses, taxes and insurance expenses for the Second Generation Space, then the lease amendment adding the Second Generation Space shall reflect a new base year for the Second Generation Space only that is consistent with the assumptions made in calculating the Fair Market Rental Value of the Second Generation Space.

F. In the event that Tenant elects that Landlord shall be responsible to coordinate the construction work and/or renovation work within the Second Generation Space, then the Rent Commencement Date for such Second Generation Space shall be the date on which Landlord has delivered possession of the Second Generation Space to Tenant in substantially completed condition based on the plans and specifications of Tenant that were approved by Landlord. Notwithstanding the foregoing, if the Rent Commencement Date for the Second Generation Space is delayed due to Tenant Delay, then the Rent Commencement Date shall be accelerated to the date the Rent Commencement Date would have reasonably occurred had the Tenant Delay not occurred.

G. In the event that Tenant elects to be responsible to coordinate the construction work and/or renovation work within the Second Generation Space, then the Rent Commencement Date for such Second Generation Space shall be the sooner to occur of a.) one hundred and fifty (150) days following the delivery the Second Generation Space by Landlord to Tenant in vacant condition or b.) that date on which Tenant commences to use the Second Generation Space for business purposes which shall not be deemed to include the work undertaken by Tenant and its contractors within the Second Generation Space. Notwithstanding the foregoing, Tenant shall be responsible to use commercially reasonable efforts to prepare the Expansion Space for occupancy as soon as reasonably possible after it is delivered to Tenant.

37. Renewal Option.

A. Tenant shall have the right and option to extend the term of this Lease for the number of renewal periods and years set forth in the Basic Lease Data section for either the entire Premises then being leased by Tenant or for any single contiguous full floor or partial floor portion of the Premises as elected by Tenant upon the following additional terms and conditions:

(i) No monetary or other material event of Default by Tenant has occurred under this Lease and is continuing at the time the applicable renewal option is exercised, or is continuing at the time of the commencement of the renewal period.

(ii) Tenant shall give to Landlord written notice of the exercise of the applicable renewal option not less than two hundred seventy (270) days nor more than three hundred sixty (360) days prior to the expiration of the term that immediately precedes such renewal term that Tenant has elected to renew this Lease at the end of the lease term then in effect. If Landlord does not receive Tenant’s written notice at least two hundred seventy (270) days prior to the commencement of a renewal period, Tenant shall be deemed to have waived all remaining renewal options to renew this Lease. Time is of the essence with respect to exercise of each renewal option, and Landlord may treat the renewal option as lapsed and rent all or any part of the Premises to other persons for all or any part of that period (and later periods) if the Landlord has not received Tenant’s written renewal notice at least two hundred seventy (270) days prior to commencement of the renewal term.

(iii) This Lease must be in full force and effect as of the commencement of the renewal period, as all renewal options automatically terminate upon any termination of this Lease.

(iv) As long as the condition in Subsection A.(iii) above has been met, Tenant’s right to renew this Lease shall not be limited by 1.) any future creditworthiness test, 2.) or any prior Defaults that have been cured and which did not result in a termination of this Lease or 3.) any prior subleasing or assignments by Tenant provided they were done in compliance with the requirements of the Lease.

B. All provisions of this Lease shall apply to Tenant’s leasing of the Premises during each renewal term, except the Base Rent payable by Tenant to Landlord during each renewal period shall be ninety-five (95%) of the then “Fair Market Rental Rate” as determined in the manner set forth in Subsection C below (the new rental rate which is 95% of the Fair Market Rental Rate is referred to as the “New Rental Rate”). The calculation of the Fair Market Rental Rate shall include a new base year for Operating Expenses, Taxes and Insurance Expenses.

C. As used in this Lease, the term “Fair Market Rental Rate” shall mean the Base Rent determined pursuant to the procedure set forth in this Subsection C. The determination of the Fair Market Rental Rate for the Premises under this Lease shall be based upon the effective base rentals having been agreed to by arms length landlords and tenants for comparable office buildings (i.e. similar age, location, and type) and with respect to leases having executed within the twelve (12) months preceding the calculation of the Fair Market Rental Rate in (i) the area from the WingHaven development east to Interstate 270, including Class A suburban office buildings along the Highway 64/40 corridor, and (ii) the area from Highway 270 south to Manchester Road. Other considerations to be taken into account in determining the Fair Market Rental Rate for the Premises shall include the following considerations if they are relevant under the circumstances, including, but expressly limited to: (i) the term of this Lease, (ii) the size of the applicable space, (iii) the pass through obligations under this Lease compared with the pass through obligations at comparable properties, (iv) the amenities offered by the WingHaven® development, (v) the location of the WingHaven® development, (vi) then prevalent market conditions, including those relating to leasing inducements being offered or not being offered at that time, including rental abatements, lease assumptions, tenant improvement allowance funding, (vii) the potential absence of real estate brokerage fees, all for office buildings of comparable size, age, quality and location. If the Fair Market Rental Rate is to be determined by Qualified Brokers (defined below) pursuant to the provisions of this Subsection C., then the Qualified Brokers shall be entitled to only take into consideration the factors set forth in this Subsection C in determining the Fair Market Rental Rate. Within thirty (30) days of the receipt of Tenant’s notice of its exercise of its renewal option, Landlord shall notify Tenant of its determination of the Fair Market Rental Rate having been determined in good faith based on the criteria set forth herein. For a period of thirty (30) days following Landlord’s disclosure of its determination of the Fair Market Rental Rate, Landlord and Tenant shall exercise good faith efforts to agree upon the Fair Market Rental Rate for the space in question, applying the foregoing standards. If Landlord and Tenant are able to agree in writing upon such New Rental Rate, then such agreed upon Fair Market Rental Rate shall represent the new base rent for the renewal term in question. If, however, Landlord and Tenant are unable to agree in writing upon such Fair Market Rental Rate within the foregoing thirty (30)-day period, then, at the election of Tenant, a.) unless Tenant delivers a written notice to Landlord of its election to enter into binding arbitration not later than forty (40) days after the date of Landlord’s initial determination of the Fair Market Rental Rate, Tenant will be deemed to have rescinded its renewal option exercise and the applicable Lease Term shall expire as if Tenant has not exercised said renewal option or b.) if Tenant delivers a written notice to Landlord of its election to enter into binding arbitration not later than forty (40) days after Landlord’s initial determination of the Fair Market Rental Rate, Landlord and Tenant will proceed into binding arbitration to determine the Fair Market Rental Rate as follows::

(i) Within thirty (30) days Tenant delivers a written notice to Landlord of its election to enter into binding arbitration, Tenant and Landlord shall each appoint a real estate Broker that satisfies the following criteria (“Qualified Broker”): (a) the Broker must have at least ten (10) years experience in leasing commercial property comparable to the Premises in the St. Louis, Missouri metropolitan area, and (b) the Broker must be currently licensed as an Broker in the State of Missouri. In case either Tenant or Landlord shall fail to appoint a Qualified Broker for a period of thirty (30) days following the non-notifying party’s receipt of the aforesaid notice, then the Qualified Broker appointed by the party not failing to make such appointment shall appoint a Qualified Broker for and on behalf of the party so failing to appoint a Qualified Broker. Landlord shall submit its proposed Fair Market Rental Rate Base Rent amount to the Qualified Brokers (“Landlord’s Base Rent”), and Tenant shall submit its proposed Fair Market Rental Rate Base Rent amount (“Tenant’s Base Rent”) to the Qualified Brokers. The Qualified Brokers, appointed as aforesaid, shall within thirty (30) days following their appointment, attempt to agree upon the Fair Market Rental Rate for the Premises for the Renewal Term using the standards set forth above, and shall select either Landlord’s Base Rent or Tenant’s Base Rent (whichever most closely approximates the Fair Market Rental Rate based on the criteria set forth herein) as the Fair Market Rental Rate for the Premises, but are not permitted to select any other amount, and the Fair Market Rental Rate Base Rent selected by both Qualified Brokers shall be used to calculate the New Rental Rate for the Renewal Term if they are able to agree on which Fair Market Rental Rate shall apply. If said Qualified Brokers are unable to agree upon such Fair Market Rental Rate within such thirty (30) day period, said Qualified Brokers shall appoint a third Qualified Broker. In case said Qualified Brokers shall refuse or are unable to agree upon a third Qualified Broker, then such third Qualified Broker shall be appointed by the then acting president of the St. Louis Board of Realtors (“President”), or its successors or assigns, or if such President shall be unwilling to make such appointment, then such third Qualified Broker shall be selected by drawing from a pool of two (2) or more Qualified Brokers which such President deems qualified, and provided such President shall appoint (or designate for the pool of eligible candidates) only persons who are deemed to be neutral to the parties (i.e., who have no potential conflict of interest that might favor Landlord or Tenant). The third Qualified Broker shall independently select either the Landlord’s Base Rent or the Tenant’s Base Rent (whichever most closely approximates the Fair Market Rental Rate based on the criteria set forth herein) as its determination of the Fair Market Rental Rate for the Renewal Term, and the Fair Market Rental Rate selected by the third Qualified Broker shall be used to calculate the New Rental Rate for the Renewal Term.

(ii) Each party shall bear the fee charged by the Qualified Broker appointed by it in connection with performing the services required by this Section, and if the third Qualified Broker is appointed, the fee charged by such third Qualified Broker for its services under this Section shall be divided equally between the parties. The parties acknowledge and agree that the Base Rent for the space in question may be expressed as an amount which is subject to periodic increases based on fixed amounts, or a fixed percentage, or any one of the indexes published by the United States Department of Labor, Bureau of Statistics, and referred to as the “Consumer Price Index”, or some other generally recognized index.

D. The parties agree to be legally bound by the new base to be applicable to the Premises for such renewal term(s) as determined in accordance with the foregoing procedures set forth in this Section 37.

38. Connectivity.

A. Subject to the provisions of Section 38.C, Tenant shall have the non-exclusive right to bring its telecommunications services into the Building including installation of conduit, fiber and telecommunications related equipment, subject, however, to the terms and conditions contained in Exhibit N attached hereto and incorporated herein by this reference, provided, however, Sections 8, 10 and 11 of Exhibit N shall not be applicable to the Building (instead, the provisions in the Lease governing the term, indemnification and insurance shall apply to Tenant’s telecommunication equipment located on the Property, rather than those Sections of Exhibit N). Landlord shall not charge an access charge for the privilege of accessing the Building or the property surrounding the Building that is to be accessed by Tenant in order to bring its telecommunications services into the Building.

B. Subject to the provisions of Section 38.C, in the event that Landlord or an affiliate of Landlord constructs a Summit Place II office, additional office building adjacent to the Building, or one or more hotels adjacent to the Building, (any one or more being a “Summit Development”), Landlord agrees that Landlord or any affiliate of Landlord that owns any one or more Summit Development shall grant similar rights of access to all such Summit Developments on an ongoing basis through the Initial Lease Term as may be extended and no access charge shall be charged for such rights (however, a reasonable charge may be charged for the occupancy of above ground space, other than riser and ceiling space within the Building and other than the anticipated 3 feet by 3 feet space required for Tenant’s telecom equipment (as defined below) within the portion of the Building described in Section 38.C(iv) below).

C. The rights granted to Tenant in Sections 38.A and 38.B are subject to the following general terms and conditions:

(i) The wiring and equipment to be placed on real estate owned by Landlord or its affiliate is collectively referred to as “Telecom Equipment”. As provided in Sections 38.A and 38.B Tenant shall have the right to place Telecom Equipment on the property of Landlord or its affiliate as provided in said sections without paying an access charge, however, the owner of the affected real estate must still approve in writing the actual location at which such Telecom Equipment is placed so that it does not interfere with other existing and future uses of the property. Such approval by the property owner shall not be unreasonably withheld, delayed or conditioned, provided the owner may impose reasonable charges for the use of any above ground space that is to be occupied, other than riser and ceiling space within the building, and other than the anticipated 3 feet by 3 feet space required for Tenant’s Telecom Equipment within the portion of the building described in Section 38.C(iv) below).

(ii) Tenant is responsible for all costs and expenses of installing and operating Telecom Equipment, and for all activities conducted pursuant to this Section. It is understood and agreed that Tenant’s activities pursuant to this Section are subject to all terms and conditions in this Lease that may be applicable, including but not limited to provisions making Tenant responsible for any damage caused during installation, operation or removal of Tenant’s equipment, the obligation to comply with all Applicable Laws, the obligation to remove equipment upon termination of the Lease, Tenant’s indemnification obligations, and Tenant’s obligation to comply with building Rules and Regulations.

(iii) Prior to entry into any building, the owner of such building may require Tenant to sign a license agreement substantially in the form attached as Exhibit N hereto.

(iv) The rights granted to Tenant in Section 38.B are subject to the space needed by Tenant being available in the telecommunications room in the building to which Tenant has requested access. Tenant has advised Landlord that the Telecom Equipment that would normally be placed in telecommunication rooms is relatively small (floor space of approximately 3 feet wide by 3 feet long and does not exceed standard ceiling heights for office buildings), and a building owner may deny access to Tenant if Tenant’s Telecom Equipment would occupy more than that amount of space, but subject to the next sentence, will agree to work with Tenant to reasonably accommodate requests by Tenant to make arrangements for additional space and alternative locations as may be required for Tenant’s Telecom Equipment. In connection with providing an alternative location for Tenant’s Telecom Equipment, (i) it is intended that Telecom Equipment be placed in another common area building equipment room that is reasonably acceptable to Tenant and the owner shall not be required to make rentable space available, and (ii) if any build out or other improvements are needed in order for Tenant to use such alternative location, all such build out and improvements shall be at the sole cost and expense of Tenant and pursuant to plans approved by the building owner in writing.

39. WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY ON ANY ISSUE TO ENFORCE ANY TERM OR CONDITION OF THIS LEASE, OR WITH RESPECT TO LANDLORD’S RIGHT TO TERMINATE THIS LEASE, OR TERMINATE TENANT’S RIGHT OF POSSESSION.

40. SECURITY DEPOSIT. Tenant shall not be required to provide a security deposit, letter of credit or personal guaranty.

SECTIONS 5.G, 13.G AND 37 OF THIS LEASE CONTAIN BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES AS TO THE MATTERS DESCRIBED IN SAID SECTIONS. THE PARTIES MAY BY MUTUAL WRITTEN AGREEMENT, BUT ARE NOT OBLIGATED TO, SUBMIT ANY OTHER MATTERS TO BINDING ARBITRATION AS DESCRIBED UNDER EXHIBIT M.

WHEREFORE, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

TENANT:	LANDLORD:

TIME WARNER TELECOM HOLDINGS INC., a Delaware corporation	SUMMIT PLACE I, LLC, a Missouri limited liability company

By: /s/ Charles W. Boto Charles W. Boto President, Real Estate	By: McEagle Summit Place, LLC (“McEagle”), Manager of Summit Place I, LLC

By: /s/ Paul J. McKee, Jr. Paul J. McKee, Jr. Chief Manager of McEagle